EXHIBIT 10.2

LEASE *

NORTH SHORE DRIVE PITTSBURGH

CONTINENTAL/NORTH SHORE II, L.P.

LANDLORD

DEL MONTE CORPORATION

TENANT

*	Portions of the material in this Exhibit have been redacted pursuant to a request for confidential treatment, and the redacted material has been filed separately with the Securities and Exchange Commission (the "Commission"). A series of asterisks have been placed in the precise places in this Agreement where we have redacted information, and the asterisks are keyed to a legend which states that the material has been omitted pursuant to a request for confidential treatment.

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45.	RIGHT OF FIRST REFUSAL TO PURCHASE.	50
46.	WAIVER OF JURY TRIAL.	51
47.	FORCE MAJEURE.	51
48.	EXPANSION AND CONTRACTION.	51
49.	PROVISIONS REGARDING GROUND LEASE.	56
50.	COVENANTS ON USE.	57
51.	MISCELLANEOUS.	58

Exhibits:
Exhibit A	Legal Description of Parcels 12 and 13
Exhibit A-1	Master Plan
Exhibit B	Building Plans
Exhibit B-1	Building Specifications
Exhibit C	Work Agreement
Exhibit D	Commencement Date Memorandum
Exhibit E	Cleaning Specifications
Exhibit F	Landlord Consent
Exhibit G	Rules and Regulations
Exhibit H	Parking Areas

Schedules:
Schedule 5.2	Operating Expense Budget
Schedule 23.4	Environmental Disclosure
Schedule 49(c)	Affirmative Covenants

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LEASE

1. BASIC LEASE PROVISIONS.

1.1	DATE:	December 31, 2003

1.2	LANDLORD:	Continental/North Shore II, L.P.

1.3	TENANT:	Del Monte Corporation

1.4	PREMISES ADDRESS:	North Shore Drive, Pittsburgh, Pennsylvania

1.5	APPROXIMATE RENTABLE AREA OF PREMISES:	178,911 rentable square feet, subject to adjustment pursuant to Section 2.5 hereof.

1.6	PERMITTED USE:	General office use and other lawful incidental uses that are not otherwise prohibited by restrictions of record, including without limitation, shipping and receiving, cafeterias, test kitchens, training facilities, computer centers.

1.7	TERM:	15 Lease Years, commencing on the Commencement Date. A Lease Year shall be a period of 12 calendar months beginning with the Commencement Date or any anniversary thereof (unless such Commencement Date shall be other than the first day of a calendar month in which event the first Lease Year shall begin on the first day of the following calendar month).

1.8	COMMENCEMENT DATE:	As described in Section 3.3.

1.9	BASE RENT:

Commencement Date thru the expiration of the 5th Lease Year (**** per rentable square foot per year)

**** annual ****/ monthly

Lease Years 6 thru 10 (**** per rentable square foot per year)

****/ annual ****/ monthly

Lease Years 11 thru 15 (**** per rentable square foot per year)

****/ annual ****/ monthly

****	This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Commission.

1.10	TENANT’S PROPORTIONATE SHARE OF OPERATING EXPENSES:

Calculated as set forth in Section 5.2(b) and subject to adjustment pursuant to Section 2.5.

Initially:

(a)    Universal Common Area Operating Expenses: ****

(b)    Building Operating Expenses:

Primary Building        ****

Bridge Space              ****

Adjoining Building   ****

1.11	REAL ESTATE BROKER: LANDLORD:	None

	TENANT:	Grubb & Ellis Company

1.12	EXHIBITS AND SCHEDULES ATTACHED TO LEASE:

Exhibit A – Legal Description of Parcels 12 and 13

Exhibit A-1 - Master Plan

Exhibit B – Building Plans

Exhibit B-1 – Building Specifications

Exhibit C – Work Agreement

Exhibit D – Commencement Date Memorandum

Exhibit E – Cleaning Specifications

Exhibit F – Landlord Consent

Exhibit G – Rules and Regulations

Exhibit H – Parking Areas

Schedule 5.2 – Operating Expense Budget

Schedule 23.4 – Environmental Disclosure

Schedule 49(c) – Affirmative Covenants

1.13	CONSTRUCTION REPRESENTATIVES: LANDLORD:	Michael Hudec

	TENANT:	To Be Determined

****	This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Commission.

1.14	ADDRESSES FOR NOTICES:

	LANDLORD:	Continental/North Shore II, L.P. c/o Continental Real Estate Companies 150 E. Broad Street, Suite 800 Columbus, OH 43215 Attention: Property Management

	TENANT:	Del Monte Corporation One Market @ the Landmark San Francisco, California 94105 Attn: Director, Corporate Real Estate

Copy to: Klett Rooney Lieber & Schorling 40th Floor, One Oxford Centre Pittsburgh, PA 15219 Attention: John A. Barbour, Esquire

2. PREMISES.

2.1 Demise and Acceptance.

(a) Landlord hereby leases to Tenant, and Tenant leases from Landlord, the Premises, to have and to hold for the Term of this Lease, subject to the terms, covenants and conditions of this Lease. The “Premises” shall be defined to mean 178,911 rentable square feet of space (subject to adjustment as described in Section 2.5 below) comprised of:

(i) 153,137 rentable square feet inside the Primary Building, consisting of the entire 2nd, 3rd, 4th, 5th and 6th floors plus the entire 1st floor enclosed lobby of the Primary Building (excluding chases, elevators, shafts and stairwells that serve the Primary Building);

(ii) the entire Bridge Space, containing approximately 12,856 rentable square feet; and

(iii) the entire 6th floor of the Adjoining Building, containing approximately 12,918 rentable square feet (excluding elevators, shafts and stairwells).

(b) Landlord shall construct the Primary Building, the Bridge Space, and the Adjoining Building in accordance with the terms of this Lease. The “Primary Building” will be a 6-story building with approximately 181,623 square feet of rentable space with the first floor being office/retail and restaurant space and five stories of office space. The “Bridge Space,” connecting the Primary Building and the Adjoining Building, will consist of three stories of approximately 4,285 square feet of rentable space per floor for a total of 12,856 square feet. The “Adjoining Building” will be a six-story office building with approximately 76,140 square feet of rentable space with the first floor being office/retail and restaurant space. The Primary Building, Bridge Space and Adjoining Building are hereinafter collectively referred to as the “Buildings”.)

(c) The Buildings will be located on Parcels 12 and 13 in the Development (“Parcels 12 and 13”), as such Parcels are designated on the Master Plan entitled “North Shore Master Plan:1” prepared by Myers Schmalenberger, Inc. and dated August 13, 2002 (“Master Plan”), such Buildings to be constructed by Landlord as part of the development project contemplated on the north shore of the City of Pittsburgh, Pennsylvania (herein referred to as the “Development”). A legal description and site plan of Parcels 12 and 13 is attached to this Lease as Exhibit A and made a part hereof; a copy of the Master Plan is attached to this Lease as Exhibit A-1 and made a part hereof. The parties acknowledge that Parcels 12 and 13 will be leased by Landlord from North Shore Developers, L.P. (“Master Landlord”), pursuant to a lease agreement to be entered into (“Ground Lease”). As of the date of this Lease, the terms and conditions contained in this Lease shall be in full force and effect save and except those requiring Tenant to pay Rent, Operating Expenses and Real Property Taxes.

(d) As of the date of this Lease Tenant has not yet determined its initial square footage requirement for that portion of the Premises located in the Adjoining Building (other than as set forth in clause (a)(iii) above). So that Tenant will have an ongoing opportunity to assess its requirements for additional space, Landlord agrees that prior to the Delivery Date Landlord will consult with Tenant during or prior to Landlord’s discussions with prospective office tenants in the Adjoining Building. In addition, unless during such consultations Tenant has previously waived its Right of First Refusal in writing as to particular office space (as to a particular prospective tenant with whom Landlord is having discussions) Tenant shall have the Right of First Refusal as to such space in the Adjoining Building, in accordance with the terms set forth in Section 48.1 below. After the Delivery Date, Tenant’s Right of First Refusal shall continue as set forth in Section 48.1 of this Lease, but Landlord’s obligation to consult with Tenant pursuant to this subsection (d) will end.

2.2 Common Areas. The Premises are leased together with: (i) the right to use, in common with Landlord and other tenants in the Buildings, and their respective agents, invitees and employees all exterior areas and facilities (including without limitation sidewalks, driveways and landscaped areas) on Parcels 12 and 13 which are made available by Landlord to Tenant and other tenants in the Buildings and/or to the general public, in common (“Exterior Common Areas”), and (ii) the right to use, in common with Landlord and other tenants in the Buildings, and their respective agents, invitees and employees, common public areas and facilities within the interior of the Buildings (“Interior Common Areas”), including, without limitation, elevators and stairwells (except that elevators and stairwells between floors of the Primary Building shall be for the exclusive use of Tenant, its employees and invitees); and (iii) the use of the parking areas pursuant to the terms in Section 25 of this Lease (the Interior Common Areas and Exterior Common Areas are collectively referred to herein as the “Common Areas”).

2.3 Condition of Premises. Landlord represents and warrants to Tenant that on the Delivery Date: (i) the Buildings (including all building systems) will be in good working order and such condition so as not to violate (and to be in full compliance with) any laws, ordinances, codes or regulations, whether existing or whether constituting violations upon discovery of the facts; and (ii) no Hazardous Materials (as defined in Section 23 below) will exist at the Buildings and, to the best of Landlord’s knowledge, and except as set forth on Schedule 23.4 attached hereto, at Parcels 12 and 13. Such representation and warranty may be relied upon by Tenant in accepting this Lease and possession of the Premises.

2.4 Landlord Work. Landlord shall at its sole cost and expense complete the site work and Buildings’ core and shell construction in accordance with the Final Construction Plans (as defined in Section 2.6(b) below) and Exhibits B and B-1 attached hereto and made part hereof (collectively, the “Landlord Work”). Should any item on Exhibit B or Exhibit B-1 conflict with the Final Construction Plans, the Final Construction Plans will control.

2.5 Size of Premises. After construction of the Buildings, Landlord will direct the architect to measure the square footage included within the Premises and in the Buildings utilizing the American National Institute Publication ANSI Z65.1-1998, as promulgated by the Building Owners and Managers Association (the “BOMA Guidelines”). After such measurement is complete and accepted as accurate by Landlord and Tenant, the parties shall execute the Commencement Date Memorandum in the form of Exhibit D, attached hereto and made a part hereof, confirming the rentable square footage of the Building, the Premises, the Base Rent and Tenant’s Proportionate Share. If the rentable square footage of the Premises is less or more than as set forth in Section 1.5, the Base Rent, Tenant’s Proportionate Share, and other charges payable by Tenant shall be adjusted accordingly.

2.6 Plans and Specifications.

(a) Within 90 days of the date hereof, Landlord shall deliver to Tenant for Tenant’s approval (i) structural steel and foundation drawings including plans for site work in developing Parcels 12 and 13, and (ii) design development plans for the Buildings (collectively, “Preliminary Design Development Plans”). Tenant shall notify Landlord within 14 days after receipt of such Preliminary Design Development Plans of Tenant’s approval or disapproval of same. Such approval shall not be unreasonably withheld. Should Tenant disapprove, Tenant shall provide its reasons therefore, and Landlord and Tenant shall work together in good faith to modify the Preliminary Design Development Plans to address Tenant’s concerns and requirements. In the event Tenant does not respond within said 14 days, Tenant shall be deemed to have approved the same. Notwithstanding the foregoing, but subject to the following two sentences, Landlord shall not be obligated to make changes to the Preliminary Design Development Plans that would result in an increase in the scope of the Landlord’s Work as outlined on Exhibits B and B-1. Landlord and Tenant acknowledge that Exhibit B is, in certain respects, conceptual in nature and accordingly may not fully describe with specificity all elements of Landlord’s Work intended to be covered by Exhibit B. In that regard, a change to the Preliminary Design Development Plans suggested by Tenant will not be deemed an increase in the scope of Landlord’s Work if the intent thereof is to clarify a construction detail reasonably suggested by Exhibit B. The Preliminary Design Development Plans as approved by Tenant (or deemed approved, as set forth above), shall be referred to herein as the “Final Design Development Plans.”

(b) Within 90 days after the Final Design Development Plans have been agreed upon and as long as Tenant has delivered its space plan within the time required by Section 4(a) of the Work Agreement, Landlord shall submit to Tenant for Tenant’s approval, detailed plans, working drawings and detailed specifications for the Landlord Work (including all architectural, engineering, mechanical and electrical drawings, and including plans for landscaping and any other on-site work not reflected in the plans approved under subsection (a) above, relating to the development of Parcels 12 and 13 and the construction of the Buildings) (the “Proposed Construction Plans”), at Landlord’s sole cost and expense, to be in conformity with the Final Design Development Plans. The Proposed Construction Plans shall not cover the Tenant Improvement Work described below. Tenant shall notify Landlord within 14 days after receipt of the Proposed Construction Plans of Tenant’s approval or disapproval of same. Such approval shall not be unreasonably withheld. Should Tenant disapprove, Tenant shall provide its reasons therefore and Landlord shall change or modify the Proposed Construction Plans to address Tenant’s comments. Notwithstanding the foregoing, Landlord shall not be obligated to make any changes or modifications to the Proposed Construction Plans requested by Tenant that increase the scope of the Landlord’s Work outlined in the Final Design Development Plans. In the event Tenant does not respond within said 14 days, Tenant shall be deemed to have approved the same. Once the Proposed Construction Plans have been approved by Tenant (or deemed approved), a copy or a list of the mutually approved plans and specifications for the Landlord Work shall become part of this Lease (the “Final Construction Plans”).

(c) Approval of the Final Construction Plans shall not be deemed to be an agreement that they are in compliance with law nor shall such approval impose any liability on Tenant, it being agreed that Landlord has responsibility for compliance with all building codes and other applicable laws and requirements as they relate to the Landlord Work. No material changes from the Final Construction Plans shall be incorporated without the prior written approval of Tenant. A “material change” is a change to the Final Construction Plans that will (i) lessen the quality of materials or equipment used in construction of the Buildings, (ii) change or alter the configuration of the Buildings, the Premises’ interior or the materials or appearance of the Buildings’ exterior, or (iii) have an adverse effect on the operation of the utilities or systems that will service the Premises.

(d) In the event that after the Final Construction Plans are approved, Tenant requests changes thereto that will result in an increase in cost to Landlord of constructing the Landlord Work (a “Change Order Request”), then Landlord shall provide Tenant with a detailed estimate of the increase in cost (including, without limitation, architectural, engineering, and construction contractor’s fees) and Tenant may either, at Tenant’s option (i) revise Tenant’s request to reduce or eliminate such increase in costs, or (ii) pay such increase, in which event Tenant and Landlord shall agree upon the method by which such increase shall be paid. Tenant and Landlord agree that all work constituting a Change Order will include a fee of **** to Landlord’s general contractor for profit and overhead.

(e) The following additional terms and conditions apply to all Change Order Requests: (i) in addition to any increase in cost, Landlord shall also advise Tenant of the number of days of delay, if any, that Landlord reasonably believes implementation of the Change Order Request will cause to the Commencement Date (a “Change Order Delay”), and by signing any Change Order (as defined below), Tenant will be deemed to have agreed that, notwithstanding any provision in this Lease to the contrary, the Commencement Date will be deemed to have occurred on the date it would have occurred, but for the aggregate number of days of Change Order Delays; (ii) in no event shall Landlord be obligated to implement any Change Order Request if such Change Order Request, by itself or taken together with all previous Change Orders, will result in more than 30 days of Change Order Delay or will result in a net increase in

****	This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Commission.

the cost of the Landlord Work greater than (****) and Tenant will not agree to pay such increased cost as and when it is incurred by Landlord; (iii) in no event shall Landlord be obligated to implement any Change Order Request until Tenant has delivered to Landlord a written change order (“Change Order”), in form and substance reasonably prescribed by Landlord, setting forth, inter alia, the increase in cost attributable to the Change Order Request and the number of days of Change Order Delay, and if such Change Order is not delivered to Landlord within 5 business days of presentation to Tenant, then Tenant shall be conclusively deemed to have withdrawn its request for that particular Change Order Request; and (iv) Tenant’s obligation to pay for any increased cost of the Landlord Work caused by Change Orders shall specifically survive termination of this Lease.

2.7 Contractors. Tenant acknowledges that Continental Building Systems (“CBS”) will be the general contractor for the Landlord Work.

2.8 Performance.

(a) Landlord shall be responsible to obtain approval (“Approvals”) from the Sports & Exhibition Authority and any other public authorities having jurisdiction and approval rights thereof, for the proposed design concept for the Buildings as shown on the concept renderings prepared by Strada dated November 17, 2003 labeled “Park Elevation” and “Esplanade Elevation” (which are part of Exhibit B hereto). Tenant’s obligations under this Lease are contingent and conditioned on Landlord’s obtaining the Approvals, without significant conditions or modifications to the plans presented. Landlord acknowledges that time is of the essence and hereby covenants and agrees to use diligent efforts to satisfy the foregoing contingency as soon as practicable and shall proceed with dispatch to obtain the Approvals. Landlord shall keep Tenant apprised of its progress in obtaining the Approvals, by providing Tenant with copies of all documentation and other materials submitted or received in connection with the same, and also providing status reports at least twice per month, or more often if requested by Tenant, setting forth in reasonable detail Landlord’s efforts and progress in obtaining the Approvals. If at any time after the date of this Lease Landlord learns or believes that the Approvals will not be obtained by April 1, 2004 or that the Approvals will require significant modifications, then Landlord shall within 24 hours notify Tenant of the same.

If the Approvals are denied or require modifications to the design concept, Landlord shall immediately notify Tenant. If Tenant determines that such modifications are significant, or if by April 1, 2004 the Approvals are not obtained without significant modification (or in lieu thereof, Tenant is not given evidence, satisfactory to Tenant in its sole discretion, that the Approvals will be obtained without significant modification), then Tenant shall have the option to cancel this Lease by providing notice of cancellation to Landlord prior to April 21, 2004 (or, if prior to April 1 Landlord had notified Tenant that the Approvals were denied or require modifications, then 20 days after such notice). Should Tenant elect to cancel this Lease, neither party shall have any further obligation hereunder, except that upon such cancellation Tenant shall have the right, in Tenant’s discretion, to require Landlord to grant to Tenant, for consideration of ****, an exclusive option to lease space at Parcels 12 and 13, upon the same economic terms as set forth in this Lease, in the event Landlord should at any time in the future obtain the

****	This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Commission.

Approvals or a court judgment or order granting, or requiring the SEA or other public bodies to grant, the Approval. Such option shall be in writing and shall require Tenant to exercise the option, if at all, within 30 days after receipt of notification from Landlord that such Approvals or court judgment has been obtained.

For purposes of this Section 2.8(a), a significant modification as to the Approvals shall be any condition or requirement imposed by the SEA or other public body that, in Tenant’s good faith and reasonable judgment, represents more than a minor deviation to the concept plans as presented for Approval. By way of example, and not limitation, (i) a change in the configuration of the Buildings, (ii) elimination or reconfiguration of the Bridge, and (iii) a deviation in the depicted height of the Building parapet, are three examples of non-minor deviations.

(b) Landlord will commence the Landlord Work within 10 days after mutual approval of the Final Construction Plans, receipt of all necessary permits and the Approvals and its acquisition of leasehold title to Parcels 12 and 13. Provided, however, that if prior to commencing the Landlord Work Landlord has requested Tenant’s written waiver of Tenant’s right to terminate this Lease under Section 2.8(a), Landlord shall not be obligated to commence Landlord Work until Tenant has provided such waiver. After having commenced the Landlord Work, Landlord shall proceed diligently to complete the Landlord Work in accordance with the Final Construction Plans. The Landlord Work shall be performed in a good and workmanlike manner and in compliance with all building codes and other applicable laws and regulations of governmental authorities or boards of fire insurance underwriters or the like. Should Landlord fail to commence construction of the Landlord Work by July 1, 2004, or if at any time title to Parcels 12 and 13 reverts to the Stadium Authority of the City of Pittsburgh (“Stadium Authority”) pursuant to the terms of the deed between the Stadium Authority and the Master Landlord, Tenant shall have the right to notify Landlord in writing that Tenant intends to terminate this Lease. Upon such notification, Landlord shall have 15 days within which to commence the Landlord Work and/or regain leasehold title to Parcels 12 and 13, and provide Tenant with verification thereof. If Landlord does not so commence the Landlord Work within such time period Tenant may terminate this Lease by written notice to Landlord, such notice to be given anytime after such 15 day period, but prior to the commencement of the Landlord Work.

2.9 Inspection by Tenant. From and after the date hereof, Tenant, its agents, employees, representatives, and consultants may enter the Buildings to inspect the progress of the Landlord Work and to determine if the Landlord Work is being performed in accordance with the requirements of this Lease, without being deemed to have taken possession; provided, however, that Tenant on behalf of itself, its agents, employees, representatives, and consultants agrees that neither Tenant nor its agents, employees, representatives, and consultants shall interfere with the Landlord Work.

2.10 Landlord Guaranty. Within the first 60 days after the Commencement Date, Tenant shall have the right to deliver to Landlord a list of Punch List items (as defined in Section 3.2 of this Lease) with respect to the Landlord Work that Tenant may discover. The existence of a Punch List shall not postpone the Commencement Date as long as the items to be completed on the Punch List are customarily classified as “punch list” items in the construction industry and do not delay or interfere with Tenant’s occupancy. Landlord shall correct the Punch List items within 30 days after Landlord receives the Punch List, or such longer period as may be necessary as long as Landlord is proceeding diligently to complete such items. Landlord agrees to correct any defects in the Landlord Work provided Tenant gives notices of defects to Landlord prior to the first anniversary of the Commencement Date. This time limitation shall not apply to latent defects in the Landlord Work that Tenant could not reasonably have discovered prior the expiration of such time period. Landlord shall maintain on file warranties and guaranties pertaining to contractors’ work and the mechanical systems of the Buildings and the Premises. Subsequent to the initial one-year warranty period, and to the extent assignable, Landlord shall assign (without recourse against Landlord) all guaranties and warranties to Tenant that relate to equipment and other portions of the Premises that Tenant is required to maintain pursuant to the terms of this Lease. In the event that any of the guaranties or warranties is not assignable, Landlord agrees to enforce said guaranties and warranties on Tenant’s behalf.

2.11 Tenant Improvement Work. Landlord shall perform certain Tenant Improvement Work defined in the Exhibit C to this Lease (the “Work Agreement”) and make installations in and on the Premises in order to prepare the Premises for Tenant’s occupancy, in accordance with the terms set forth in the Work Agreement. The costs that are associated with the Tenant Improvement Work and all phases thereof (including but not limited to labor and materials, planning, permitting, administration, construction and/or installation phase of the work) shall be included in the Construction Allowance as delineated in Section 10.2 of the Work Agreement. Tenant shall be responsible for any costs associated with the Tenant Improvement Work that are in excess of the Construction Allowance. Should Landlord fail to begin the Tenant Improvement Work as required herein, or stop the Tenant Improvement Work for a period of 30 days for reasons other than a Force Majeure Event or Tenant Delay, Tenant may, upon 15 days prior written notice to Landlord and Landlord’s mortgagee, elect to perform or cause such work to be performed at Landlord’s sole cost and expense unless within such 15 day period Landlord is able to commence or resume the Tenant Improvement Work. If Tenant performs any Tenant Improvement Work, and Landlord fails to reimburse Tenant upon demand for the cost of any portion of the Tenant Improvement Work performed by Tenant, Tenant shall have the right to offset such sum against monthly installments of Base Rent as Base Rent becomes due, in an amount up to **** of each installment until Tenant has been fully reimbursed.

2.12 Refurbishment Allowance. Provided an Event of Default has not occurred and is continuing, during the 8th Lease Year, Tenant shall be entitled to a refurbishment allowance equal to **** per square foot of the then rentable area of the Premises, to be applied toward improving and refurbishing the Premises (the “Refurbishment Allowance”). For purposes of determining the then rentable area of the Premises, the rentable area of the Premises as of the Commencement Date shall be used (taking into account any contraction rights Tenant may have exercised pursuant to Section 48 hereof). If requested by Tenant, Landlord will undertake the construction of the leasehold improvements. Any costs of such improvements that exceeds the Refurbishment Allowance shall be paid by Tenant. Tenant shall be responsible for providing any plans and obtaining any necessary approvals for such work, provided that Tenant may apply a portion of the Refurbishment Allowance toward its cost of designing and permitting any such leasehold improvements. The work shall be constructed in accordance with the provisions of Exhibit C to this Lease, to the extent applicable. Tenant shall have the option of constructing the

****	This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Commission.

leasehold improvements itself in which event Landlord shall reimburse Tenant the cost thereof, not to exceed the amount of the Refurbishment Allowance, within thirty (30) days of receipt of invoices and lien waivers reasonably satisfactory to Landlord.

3. TERM.

3.1 Term. The Term of this Lease is as specified in Section 1.7. In the event that Tenant elects Tenant’s option to extend the Term in accordance with the provisions of Section 3.5 hereof, then the word “Term” as used throughout the Lease shall include any such Extension Period (as defined in Section 3.5).

3.2 Delivery Date.

(a) The “Delivery Date” shall occur when Landlord has Substantially Completed the Landlord Work and the Tenant Improvement Work in accordance with the requirements and criteria set forth in this Lease, and delivers possession of the entire Premises to Tenant. Landlord will give Tenant at least 30 days advance written notice advising Tenant of the date on which Landlord expects the Delivery Date to occur. “Substantial Completion” or “Substantially Completed” shall mean, for purposes of this Lease that (i) the Landlord Work and the Tenant Improvement Work have been completed by Landlord in such a manner that will allow Tenant to utilize the Premises for their intended purposes, though minor details of construction, mechanical adjustment or decoration remain to be performed, the noncompletion of which does not materially interfere with Tenant’s use of the Premises or the conduct of its business therein (such details being referred to in this Lease as the “Punch List”); (ii) the structure, heating, air-conditioning, lighting, electrical, plumbing, sewer, drainage, elevator systems, life safety systems and all other systems and fixtures, if any, serving the Premises are in good condition and working order; (iii) sufficient utilities are available, including, but not limited to, gas, water, and electricity to adequately heat, light, power, ventilate and air-condition the Premises, (iv) the Buildings substantially conform with the Final Construction Plans and strictly conform to all applicable building codes, laws, ordinances and regulations of any governmental authority or Board of Insurance underwriters having jurisdiction, and (v) a certificate of occupancy for the Premises has been issued so that Tenant may lawfully occupy the Premises.

(b) Landlord shall use its best efforts to cause the Delivery Date to occur on or prior to November 30, 2005. If at any time after Landlord begins the Landlord Work, Landlord reasonably estimates that it will be unable to meet a November 30, 2005 Delivery Date, Landlord shall notify Tenant, together with Landlord’s reasonable estimate of its expected Delivery Date. In any case, if the Delivery Date does not occur by December 31, 2005, and such delay is not attributable to a Force Majeure Event or a Tenant Delay, then once the Commencement Date occurs, Tenant shall be entitled to one day of abated Rent for each calendar day between December 31, 2005 and the actual Delivery Date.

(c) If the Delivery Date does not occur by March 1, 2006, and such delay is not attributable to a Force Majeure Event or a Tenant Delay, then once the Commencement Date occurs, Tenant shall be entitled to two days of abated Rent for each calendar day between March 1, 2006 and the actual Delivery Date. It is the intention of the parties that the “day for day” rental abatement provided in subsection (b) above will continue for the number of days up to February 28, 2006, and for the number of days between March 1, 2006 and the Delivery Date, such day for day abatement increases to two days abatement for each one day of delay (i.e., the abatements do not overlap to create a “three day” per day of delay abatement).

(d) Landlord and Tenant agree that the latest acceptable Delivery Date shall be April 30, 2006. If the Delivery Date does not occur by such date, or if prior to such date Tenant determines in its reasonable and good faith judgment based on the stage of construction that the Delivery Date cannot occur by April 30, 2006, Tenant may, at Tenant’s option, upon written notice to Landlord (the “Termination Notice”) given prior to the actual Delivery Date, terminate this Lease. If Tenant terminates this Lease by delivering to Landlord the Termination Notice, the parties shall be discharged from all obligations hereunder, except that Landlord shall return any money previously deposited with Landlord by Tenant and shall pay to Tenant the Space Plan Reimbursement Costs. The “Space Plan Reimbursement Costs” shall mean the actual out of pocket costs incurred by Tenant to an independent third party space planner for space planning work relating to the Premises completed prior to the date of the Termination Notice. Landlord shall reimburse Tenant for the Space Plan Reimbursement Costs within fifteen (15) days after Landlord receives the Termination Notice. Landlord’s obligation to pay Space Plan Reimbursement Costs shall be capped at an amount equal to **** per rentable square foot of the Premises.

3.3 Commencement Date. The “Commencement Date” of this Lease shall be the earlier of (i) 30 days after the Delivery Date and (ii) the date that Tenant completes Tenant’s furniture, fixture, equipment and telecommunication installations in the Premises, completes its move-in to the Premises, and begins to conduct its business operations at the Premises. When the Commencement Date is established, Landlord and Tenant shall complete and execute the memorandum attached hereto as Exhibit D. During the 30 day period after the Delivery Date, Tenant shall not be required to pay Base Rent, but Tenant shall pay Tenant’s Proportionate Share of Building Operating Expenses.

3.4 Early Entry. Prior to the Delivery Date, Tenant shall, at Tenant’s own risk, be entitled to access such portions of the Premises that are completed to the degree that Tenant is able to install Tenant’s furniture and equipment, prepare for move-in, and/or take occupancy, provided, however, that the actual Commencement Date shall not be affected by Tenant’s entry onto or occupancy of the Premises prior to the Delivery Date. Tenant shall not make such installations or move-in preparation, or take occupancy, if, in Landlord’s reasonable judgment, such activity would result in a delay in the performance of the remaining Landlord Work or Tenant Improvement Work to be done. Notwithstanding any of the foregoing, Landlord covenants and agrees that at least 30 days prior to the Delivery Date, Landlord will have Substantially Completed the Landlord Work in at least one-half of the area constituting the Premises and that during such 30 day period Tenant will be able to access such portion without restriction in order to install Tenant’s furniture and equipment and prepare for move-in. Tenant’s early access shall in no event be deemed a Tenant Delay. If Landlord does not provide such 30 day access period to Tenant, then the shortfall in the number of days so provided shall be added into the period establishing the Commencement Date pursuant to clause 3.3 (i) above. By way of example, if Tenant is provided only 10 days of unrestricted access prior to the Delivery Date, then the Commencement Date (if established by clause 3.3(i) above) will not occur until 50 days after the actual Delivery Date.

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3.5 Options To Extend. (a) Provided this Lease is then in full force and effect and an Event of Default (as hereinafter defined) has not occurred and is then continuing, Tenant shall have the option to extend the Term for two separate, consecutive periods of 5 years (each, an “Extension Period”) commencing on the expiration of the initial Term or the first Extension Period, as the case may be.

(b) Each Extension Period shall be upon the same terms and conditions as apply during the initial Term, except that:

(i) the Base Rent for the first Extension Period shall be the lesser of (a) **** per square foot of rentable area per Lease Year (“First Extension Period Stipulated Rent”) and (b) **** of the Market Rent (as hereinafter defined); provided, that in no event will the First Extension Period Base Rent be less than **** per rentable square foot.

(ii) Base Rent for the second Extension Period shall be the lesser of (a) **** per rentable square foot per Lease Year (“Second Extension Period Stipulated Rent”) and (b) **** of the Market Rent; provided, that in no event will the Second Extension Period Base Rent be less than **** per rentable square foot.

(c) The Market Rent (herein so called) shall be the base rent that would be payable during the subject Extension Period for comparable quality space located in greater downtown Pittsburgh, Pennsylvania (the “Market Area”), taking into account, among other considerations, the size and location of the Buildings, lease term, level, quality, age and value of the space and leasehold improvements, condition, quality, age, and location of the Buildings and Building systems, Building services, tenant inducements, leasing commissions being paid or not being paid, and the condition of the Premises. The Market Rent and the applicable Extension Period Base Rent shall be established as follows: (i) at least 12 months prior to the expiration of the initial Term or the first Extension Period, as the case may be, Tenant shall send Landlord written notice of Tenant’s desire to extend the Term, provided that the parties reach an agreement as to the applicable Market Rent and the applicable Extension Period Base Rent. Within 15 days of receipt of said notice, Landlord shall send Tenant written notice (“Landlord’s Renewal Rent Notice”) designating the Market Rent and the applicable Extension Period Base Rent established for the applicable Extension Period; (ii) unless Tenant sends a written notice of objection to Landlord within 15 days after receipt of said designation, the applicable Extension Period Base Rent set forth in said designation shall be the applicable Extension Period Base Rent established for the Extension Period, (iii) if Tenant objects in writing to the applicable Extension Period Base Rent within said 15 day period, Tenant and Landlord shall negotiate in good faith an amount to be the applicable Extension Period Base Rent for such Extension Period. If Landlord and Tenant cannot agree on such applicable Extension Period Base Rent within 15 days after Landlord’s receipt of Tenant’s objection, Tenant, at Tenant’s election, may (i) revoke Tenant’s

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election to extend the Term and in such case this Lease will terminate at the end of the then current Term, or (ii) elect to proceed to arbitration. If Tenant elects arbitration, Landlord and Tenant shall each select a qualified real estate appraiser and the two selected appraisers shall promptly choose a third qualified real estate appraiser. The third appraiser so selected shall determine the applicable Market Rent for the applicable Extension Period in accordance with the parameters set forth in this Section 3.5. Tenant shall pay the costs for said third real estate appraiser if the applicable Market Rent determined by said third real estate appraiser is equal to or greater than the applicable Market Rent designated by Landlord under (i) above; otherwise, Landlord shall pay the costs for said real estate appraiser. If Landlord shall fail to give Landlord’s Renewal Rent Notice within the 30 day period after receipt of the notice from Tenant, Tenant shall have the right to remain in the Premises on a month to month basis paying the Rent that is then in effect, until such time as Landlord does give Tenant the Landlord’s Renewal Rent Notice, at which point, Landlord and Tenant shall determine the applicable Extension Period Base Rent in accordance with the provisions set forth above in this Section 3.5.

(d) Failure of Tenant to provide written notice of extension within the time frame set forth herein shall not be deemed to be a waiver by Tenant of its option to extend the Term until Landlord has notified Tenant in writing that Tenant will have relinquished its right to extend the Term unless within 15 days of the date of Landlord’s notice Tenant provides its written notice of election to extend the Term.

(e) Landlord will provide Tenant a Tenant improvement allowance equal to **** per the then rentable square foot area of Premises (“Allowance”) for each Extension Period option exercised by Tenant in which the First Extension Period Stipulated Rent or the Second Extension Period Stipulated Rent, as the case may be, is determined to be the rent for the applicable Extension Period. During any Extension Period in which the rent is not the First Extension Period Stipulated Rent or the Second Extension Period Stipulated Rent, whichever is applicable, then the amount of the Allowance for such Extension Period shall be the lesser of (i) **** per rentable square foot of Premises; or (ii) **** of the Market Area finish allowance for comparable lease space in the Market Area for a 5-year renewal term as determined by the appraiser. At Tenant’s election, either Landlord or Tenant shall perform the Tenant improvements and in either case Tenant shall pay for all costs of Tenant improvements in excess of the Allowance in accordance with Section 10.2 of the Work Agreement attached hereto as Exhibit C.

4. USE.

4.1 Permitted Use. The Premises shall be used for the purpose described in Section 1.6 (the “Permitted Use”). Landlord represents and warrants that the Permitted Use is permitted by applicable zoning laws and other applicable laws and regulations.

4.2 Compliance With Laws.

(a) Tenant shall observe and comply with all requirements, rules, orders and regulations of the federal, state and municipal governments or other duly constituted public

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authority affecting the Premises, including the making of nonstructural alterations, insofar as they are due to the nature of Tenant’s occupancy, Tenant’s Alterations or Tenant’s acts or omissions; provided, however, that in the event such rules, orders or regulations shall either (i) require the removal of asbestos or other Hazardous Material not placed on the Premises by Tenant; or (ii) require structural changes, including but not limited to, the erection of fire escapes or exits; or (iii) require nonstructural changes which would have been required irrespective of Tenant’s particular use of the Premises or Tenant’s Alterations; then the same shall be complied with by Landlord at its sole cost and expense. Either party (the “Contesting Party”) shall have the right, however, to contest, without cost to the other party, the validity or application of any such rule, order or regulation required to be complied with by the Contesting Party in accordance with the foregoing, and may postpone compliance therewith provided such contest does not subject the other party to criminal prosecution for non-compliance therewith or, if Tenant is the Contesting Party, so long as such non-compliance does not render Landlord in default of any leasehold mortgage filed against its interest in the Ground Lease, and further provided the Contesting Party promptly pays all fines, penalties and other costs (and interest thereon) imposed on the other party as a result of such non-compliance by the Contesting Party.

(b) As between Landlord and Tenant, during the Term Landlord shall, at Landlord’s cost and expense, from time to time make any alterations, improvements, or additions to the Buildings and the Premises (other than alterations, improvements, or additions to the Premises which shall be Tenant’s obligation to perform pursuant to Section 4.2(a) above) and the Common Areas that may be required on account of any laws, ordinances, rules, regulations, orders, certificates of occupancy, conditional use or other permits, variances, covenants, conditions, restrictions, easements, and requirements of any fire insurance underwriters, rating bureaus or government agencies, now in effect or which may hereafter come into effect, whether or not they reflect a change in policy from that now existing.

4.3 Rooftop. Tenant shall have the non-exclusive right to place communications equipment such as an antenna, dish or other device on the roof of the Buildings on the following terms and conditions: (a) Landlord shall have the right to approve Tenant’s plans for any such installation in Landlord’s reasonable discretion, (b) such installation shall not void any warranty relating to the roofs of the Buildings, or if required by the warranty, Tenant shall use the roof contractor required by the warranty for such installation and (c) at the end of the Term of this Lease, Tenant shall remove Tenant’s communications equipment and repair any damage to the roofs of the Buildings caused by such removal. Tenant shall have the right to use the roofs of the Buildings, subject to applicable local laws (if any) and subject to Landlord’s prior approval of Tenant’s plans for any such use, such approval not to be unreasonably withheld, delayed or conditioned, which approval may include a screening plan to be paid for by Tenant. Landlord shall not grant any other party the right to use the rooftop for telecommunications equipment other than tenants of the Buildings. Landlord agrees that the use of the roof by Landlord and any of the other tenants of the relevant Building will be limited to communications equipment and such equipment shall not interfere with the Premises, with Tenant’s use of the roof, or with visibility of Tenant’s signage. Tenant shall be solely responsible for and agrees to promptly make any repairs or replacements to the roof necessitated by any use of the roof by Tenant or Tenant’s agents, contractors, employees or invitees pursuant to this Section 4.3. In no event shall any tenant or any other party be permitted to place signage on either Building’s rooftop.

4.4 Rules and Regulations. Tenant and the lawful occupants of the Premises will at all times faithfully observe the rules and regulations set forth on Exhibit G. Landlord may from time to time reasonably amend, delete or modify existing rules and regulations, or adopt reasonable new rules and regulations for the purpose of addressing the safety, cleanliness and care of the Premises and the Buildings and the comfort, quiet and convenience of occupants of the Buildings. Any other modifications to the rules and regulations shall be subject to Tenant’s reasonable and good faith approval. Modifications or additions to the rules and regulations will be effective upon thirty (30) days’ prior written notice to Tenant from Landlord and will not increase Tenant’s obligations hereunder or decrease Tenant’s rights hereunder. Landlord covenants and agrees that the rules and regulations shall be made part of all leases at the Buildings and that Landlord will administer the rules and regulations against all tenants in a non-discriminatory manner. In the event of any conflict between the provisions of this Lease and the rules and regulations, the provisions of this Lease will govern.

5. RENT.

5.1 Base Rent. Tenant shall pay Base Rent in the amount set forth in Section 1.9 of this Lease. The first month’s Base Rent shall be due and payable on the Commencement Date, and Tenant shall pay to Landlord throughout the Term in advance, without demand, deduction or set-off, except as provided herein, monthly installments of Base Rent on or before the first day of each calendar month in which Base Rent is due. Payments of Base Rent for any fractional calendar month shall be prorated. All payments required to be made by Tenant to Landlord hereunder shall be payable at such address as Landlord may specify from time to time by written notice delivered in accordance herewith.

5.2 Operating Expenses.

(a) Commencing on the Commencement Date, and continuing thereafter during each full and partial calendar year of the Term, Tenant shall pay Tenant’s Proportionate Share of Operating Expenses.

(b) As used in this Lease, “Tenant’s Proportionate Share of Operating Expenses” shall mean Tenant’s Proportionate Share of the following components of Operating Expenses:

(i) Universal Common Area Operating Expenses. Tenant’s Proportionate Share of Universal Common Area Operating Expenses shall be determined by multiplying the total amount of Universal Common Area Operating Expenses by a fraction, the numerator of which shall be the total net rentable area leased by Tenant in the Buildings, and the denominator of which shall be the total net rentable area contained in the Buildings.

(ii) Building Operating Expenses. Tenant’s Proportionate Share of Building Operating Expenses shall be determined for each Building by multiplying the total amount of Building Operating Expenses allocated to the relevant Building by a fraction, the numerator of which shall be the net rentable area leased by Tenant from time-to-time in that

Building, and the denominator of which shall be the total net rentable area (less first floor rentable area) contained in that Building. In calculating Building Operating Expenses, the Operating Expenses for the Bridge Space may be taken into account with the Primary Building.

Universal Common Area Operating Expenses and Building Operating Expenses are collectively referred to herein as “Operating Expenses.” After the Commencement Date, Tenant’s Proportionate Shares shall not increase as a result of a reduction in the rentable area of either Building.

(c) “Universal Common Area Operating Expenses” shall mean (i) all costs and expenses (other than Real Property Taxes) incurred by Landlord in connection with the maintenance, repair, replacement, insurance and operation (but not initial installation) of the Exterior Common Areas and those Interior Common Areas that, while located in either Building (but not both) service both Buildings (by way of example, certain trash rooms, mechanical rooms, transformers, and cooling towers), and (ii) costs and expenses in operating and servicing the Buildings that serve or benefit both Buildings as opposed to one Building or the other. Universal Common Area Operating Expenses shall include, without limitation, amounts paid for (i) operation, maintenance, repair, inspection, painting, decorating and cleaning of Exterior Common Area facilities, features and amenities of Parcels 12 and 13, including, without limitation, landscaping, lighting, fixtures, equipment, trash receptacles, and other items therein; (ii) supplies, materials, tools, equipment and uniforms used in the operation, repair, maintenance, security and other services for Parcels 12 and 13 generally; (iii) snow and ice removal; (iv) maintenance, repair, inspection, painting, decorating and cleaning of the Buildings’ exterior, including, without limitation, doors, windows, gutters, downspouts, roof flashings, and roof (subject to Section 5.3(xxvi) below); (v) wages, salaries and other compensation and benefits (including health, life and disability insurance), for any on-site manager and other on-site personnel or parties directly engaged in the operation, repair, maintenance, security or other services for Parcels 12 and 13; (vi) management fees for the property Manager (subject to Section 5.3(xxiv) below); (vii) the cost of operating and maintaining any on-site management office in either (but not both) of the Buildings; (viii) permits and licenses necessary to operate and manage the Buildings; (ix) the cost of only that insurance purchased by Landlord pursuant to Section 8.2 below; (x) the annual amortized portion of certain capital costs as permitted by Section 5.2(k) herein, but excluding any costs, capital or otherwise, associated with new construction; (xi) the amount of any reasonable fees paid by Landlord to an Association that may be formed to provide for maintenance of amenities at the North Shore Development such as the Riverfront Park (as such fees are equitably allocated to Parcels 12 and 13 and all parcels shown on the Master Plan; and (xii) security services as described in Section 6.5 of this Lease.

(d) “Building Operating Expenses” shall mean all costs and expenses incurred by Landlord in connection with the maintenance, repair, replacement, and operation of the Buildings (but not if included as Universal Common Area Operating Expenses), including, without limitation, amounts paid for (i) any utility service used or consumed in those Common Areas inside the Buildings that are not accessed by or used by first floor tenants or their invitees; (ii) any utilities used or consumed in the rentable areas of the Buildings (not including the rentable area on the first floor of either Building), unless the Premises is separately metered or submetered for such utility in that Building and Tenant pays for such utility based on submeter readings; (iii) janitorial service and other services provided by Landlord as more particularly described in Sections 6.1 and 6.2 below; (iv) Building security dedicated exclusively to one or the other Building (as opposed to security forces that may patrol Parcels 12 and 13 and/or other areas of the Development); (v) the operation, maintenance, repair, and inspection of Building equipment and systems, including, without limitation, HVAC equipment, and other utility systems; (vi) operation, maintenance, repair and inspection of Building elevators and stairwells; and (vii) painting and decorating of the interior Common Areas of the Buildings that are not accessible to or used by first floor tenants or their invitees.

(e) When facilities or services includable in Operating Expense calculations used in connection with both Buildings are provided from one or the other Building, the costs incurred by Landlord in connection with them will be allocated to Operating Expenses for each Building by Landlord on an equitable basis. Likewise, if any facilities, services, or personnel costs includable in Operating Expense calculations are provided to other areas of the Development in addition to Parcels 12 and 13, Landlord will equitably allocate such costs to all areas so served.

(f) If any items included in Building Operating Expenses also serve or benefit any first floor tenant in that particular Building, then Landlord shall adjust that component of Operating Expenses to reflect an equitable reduction commensurate to the use or benefit to the first floor tenants. By way of example and not limitation, if the Building equipment, systems and utilities being inspected, operated, maintained or repaired as described in item (v) of Building Operating Expenses also serve or connect to the systems and equipment on the first floor, then the Operating Expense associated therewith shall be subject to adjustment.

(g) The purpose of this Section 5.2 is to fairly reimburse Landlord for the costs of Operating Expenses. It is the intention of the parties that Operating Expenses shall be limited to those reasonable and competitive expenses directly attributable to the operation, maintenance, management, insurance and repair of Parcels 12 and 13 and the Buildings and which are consistent with costs that are generally incurred by other prudent building operators in Class “A” office buildings. Upon Tenant’s written request Landlord will provide Tenant with evidence supporting the commercial reasonableness and competitive nature of Operating Expense items. Any costs incurred because of a change of policy or practice in operating the Buildings that causes an increase in Operating Expenses over the prior calendar year shall be included as Operating Expenses only if the change in policy or practice was requested by Tenant or was required in order for Landlord to be in compliance with the terms of this Lease, or would otherwise have been made by a reasonably prudent operator of comparable Class “A” office buildings in the Pittsburgh area.

(h) Operating Expenses will be reduced by all cash discounts, trade discounts, or quantity discounts received by Landlord or Landlord’s managing agent in the purchase of any goods, utilities, or services in connection with the operation of the Buildings. As long as Tenant is not in default of the terms of this Section 5.2, Landlord will make payments for goods, utilities, or services in a timely manner in order to obtain the maximum possible discount.

(i) Landlord shall, once for every calendar year during the Term, estimate what Operating Expenses will be, and 1/12 of Tenant’s Proportionate Share of such estimated amount shall be payable by Tenant monthly during such calendar year of the Term, on the same day as the Base Rent is due hereunder. Landlord shall deliver to Tenant after the expiration of each calendar year a detailed breakdown (the “Statement”) showing the Operating Expenses incurred during such year. Landlord shall use reasonable efforts to deliver the Statement within 120 days after the end of each calendar year, but Landlord’s failure to deliver the Statement to Tenant within said period shall not constitute Landlord’s waiver of its right to collect said amounts or otherwise prejudice Landlord’s rights hereunder. If Tenant’s payments under this section during said calendar year exceed the Tenant’s Proportionate Share of Operating Expenses as indicated on the Statement, Tenant shall be entitled to credit the amount of such overpayment against installments of Operating Expense payments next falling due. If Tenant’s payments under this section during said calendar year were less than Operating Expenses as indicated on the Statement, Tenant shall pay to Landlord the amount of the deficiency within 30 days after delivery by Landlord to Tenant of the Statement. Landlord and Tenant shall forthwith adjust between them by cash payment any balance determined to exist with respect to that portion of the last calendar year for which Tenant is responsible for Operating Expenses, notwithstanding that the Term may have terminated before the end of such calendar year; and this provision shall survive the expiration or earlier termination of the Lease.

(j) Landlord and Tenant agree that Operating Expense and Real Property Tax estimates for the first full calendar year of the Term shall be based on the expense estimates shown on Schedule 5.2 attached hereto. Thereafter, for each calendar year after the first full calendar year, Tenant shall make monthly payments as estimated by Landlord pursuant to subsection (i) above; provided, however, that Landlord’s estimate of Tenant’s Proportionate Share of Operating Expenses for a calendar year shall not exceed 104% of the actual amount of Tenant’s Proportionate Share for the preceding calendar year.

(k) Capital Repairs and Replacements. If it is commercially reasonable to make a Capital Replacement to a portion of the Building that Landlord is obligated to maintain and repair pursuant to this Lease such Capital Replacement shall be performed with equipment and procedures of the type that would be acceptable to a commercially reasonable landlord of a Class A office property in the City of Pittsburgh. Except as set forth below, the cost of the Capital Replacement may be included as part of Operating Expenses to the extent permitted by this Section 5.2(k). The cost of the Capital Replacement shall be amortized on a straight line basis over the useful life of the Capital Replacement as determined by generally accepted accounting principles together with interest at the rate of eight percent (8%) per annum (the “Amortized Cost”). For example, if a Capital Replacement costs $100,000 and has a useful life of ten years, the monthly reimbursable cost of the Capital Replacement would be $1,213.28. From and after the date the Capital Replacement is completed and during the remaining term of this Lease, Tenant shall reimburse Landlord for Tenant’s Proportionate Share of the monthly Amortized Cost of the Capital Replacement. For purposes of this Lease a “Capital Replacement” shall be the repair or replacement of an improvement, when the cost of such repair or replacement is not fully deductible in the year incurred in accordance with generally accepted accounting principals. Provided, however, costs associated with the following Capital Replacements shall not be included in Operating Expenses: (i) repairs and replacements performed after a casualty or a Condemnation governed by Section 12 and 13 of this Lease, (ii) any items excluded from Operating Expenses pursuant to Section 5.3 of this Lease, (iii) Capital Replacements to a Building’s HVAC system or any components thereof made during the first ten Lease Years, (iv) Capital Replacements relating to a Building roof made during the first 15 Lease Years (or such longer period if a roof warranty has not expired), and (v) any Capital Replacement made to correct defects in the initial construction of the Buildings.

(l) If, for any calendar year, less than 95% of the rentable area of floors two through six of the Adjoining Building is occupied by tenants, Building Operating Expenses for the Adjoining Building that are attributable to janitorial service provided by Landlord to tenants in the Adjoining Building (not including first floor tenants) may be adjusted by Landlord to the amount that Landlord reasonably believes they would have been if 95% of the rentable area of the Adjoining Building (not including the first floor) had been occupied. The adjustment, however, will not result in Landlord receiving from Tenant and other tenants, in connection with the janitorial component of Building Operating Expenses, more than 100% of such janitorial costs for that calendar year. Likewise, if Tenant ceases to occupy (but still lease) one or more floors in the Adjoining Building, Tenant will receive a credit against Operating Expenses equal to the reduced cost of janitorial service as a result of such vacancy.

5.3 Operating Expense Exclusions. Notwithstanding anything to the contrary contained herein, for purposes of this Lease, the term “Operating Expenses” shall not include the following:

(i) depreciation of the Buildings or any other improvements situated within Parcel 12 or Parcel 13;

(ii) costs of repairs or other work necessitated by fire, windstorm or other casualty and/or costs of repair or other work necessitated by the exercise of the right of eminent domain to the extent insurance proceeds or a condemnation award, as applicable, is actually received by Landlord for such purposes (but excluding capital expenditures in any case); provided, such costs of repairs or other work shall be paid by the parties in accordance with the provisions of Sections 12 and 13, below;

(iii) costs associated with the investigation, reporting, and/or remediation of Hazardous Materials (hereafter defined) present in, on or about any portion of the Development, unless such costs and expenses are the responsibility of Tenant as provided in this Lease, in which event such costs and expenses shall be paid solely by Tenant in accordance with the provisions of this Lease;

(iv) any payments under the Ground Lease;

(v) wages and benefits for employees of Landlord or any affiliate of Landlord above the grade of Building Manager or for officers or partners of Landlord; “in-house” legal and accounting fees; and administrative charges or management fees other than those provided for in Section 5.7 hereof);

(vi) any increase in property insurance premiums for the Buildings caused by the nature of the occupancy or any act or omission of any other tenant in the Buildings;

(vii) any cost of initially constructing and installing Common Areas, including, without limitation, paved areas, sidewalks, traffic and safety equipment, landscaping, signs, and other improvements at the Common Areas;

(viii) except for Association fees and security costs provided to the Development includable in Universal Common Area Expenses by Section 5.2(c), expenses of maintenance, repairs and insurance or any other costs associated with any property at the Development outside of Parcels 12 and 13;

(ix) any costs or expenses incurred by Landlord in securing governmental approvals to construct or operate the Buildings or any other property in the Development, including, without limitation, impact fees, dedications, and development fees;

(x) marketing costs, leasing commissions, brokerage fees, attorneys’ fees, costs and disbursements and other expenses incurred in connection with negotiations or disputes with tenants, other occupants, or prospective tenants;

(xi) costs of renovating or otherwise improving or decorating, painting or redecorating space (other than Common Areas) for tenants or other occupants, including permit, license and inspection costs for such renovations and improvements;

(xii) expenses in connection with services or other benefits of a type provided to another tenant which are not provided to Tenant;

(xiii) bad debt loss, rent loss, or reserves for either of them;

(xiv) financing costs, including points, commitment fees, broker’s fees, legal fees, and mortgage interest and amortization payments;

(xv) if any costs for any items otherwise includable within the definition of Operating Expenses are not competitively priced or such costs materially exceed those paid for such items by owners of other Class “A” office buildings in the City of Pittsburgh, then such excess amount shall be excluded from Operating Expenses;

(xvi) advertising costs or promotional expenditures, costs for special events, parties, gifts, political or charitable contributions;

(xvii) costs for the initial sculpture, paintings or other objects of art purchased to decorate the newly constructed Buildings anytime prior to and within one year after the Commencement Date and thereafter, those that exceed **** in any Lease Year;

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(xviii) costs incurred to remedy structural defects in the original construction of the Building;

(xix) except for costs specifically defined as Universal Common Area Expenses under Section 5.2(c) above, costs incurred in connection with the leaseable area on the first floor of either Building, including, without limitation, services, utilities, maintenance, costs of security service or controls, and maintenance and repair of systems and equipment (e.g., shafts, exhaust and other core building components) serving such areas exclusively (in addition, if any first floor tenant generates excessive amounts of trash, then Landlord shall equitably allocate the excess costs directly attributable thereto such user;

(xx) any “above standard” cleaning including, but not limited to, construction cleanup or special cleanings associated with parties or events, and specific tenant requirements in excess of service provided to Tenant, including related trash collection, removal and hauling;

(xxi) costs arising from the negligence or fault of Tenant or other tenants;

(xxii) costs (including attorneys’ fees) incurred in connection with the sale, financing or refinancing of the Buildings or incurred in connection with the defense of Landlord’s title to, or interest in, the Buildings or Parcels 12 and 13;

(xxiii) fees payable to the Manager (as defined in Section 5.7) in excess of **** per square foot of rentable area in the Buildings per year, unless the parties have competitively bid the position pursuant to the terms and conditions contained in Section 5.7(b) of this Lease, in which case the foregoing cap shall no longer apply; and provided further, that beginning with the 6th Lease Year and thereafter not more than one time every five Lease Years such amount may be adjusted upward to a competitive market rate for property management fees in the City of Pittsburgh;

(xxiv) costs for which Landlord has been compensated by a management fee;

(xxv) Landlord’s general corporate overhead and general and administrative expenses;

(xxvi) Costs associated with maintenance, inspection, repair, painting and cleaning of those portions of the Buildings’ exterior containing Exterior Insulated Finish System (“EIFS”) except that the costs of painting such areas during an Extension Period may be included in Operating Expenses; and

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(xxvii) any other expenses, which, in accordance with generally accepted accounting principles, consistently applied, would not normally be treated as Operating Expenses by landlords of comparable buildings.

5.4 Audits. Upon written request by Tenant, Landlord shall provide reasonable backup for any item provided in Operating Expenses on the Statement. If Tenant disputes the amount set forth in a Statement, Tenant shall have the right, at Tenant’s sole expense, not later than 90 days following receipt of such Statement, to notify Landlord that Tenant will elect to cause Landlord’s books and records with respect to the calendar year which is the subject of the Statement and (if elected by Tenant) any or all of the three previous calendar years, to be audited by Tenant’s accountant. The audit shall take place at the Pittsburgh offices of Landlord where its books and records are located at a mutually convenient time during Landlord’s regular business hours. Operating Expenses shall be appropriately adjusted based upon the results of such audit, and the results of such audit shall, except as hereinafter set forth, be final and binding upon Landlord and Tenant. The accountant conducting the audit shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers. Tenant shall give Landlord at least five days’ prior written notice of the date the audit will begin, and the audit must be completed 90 days after the date of Tenant’s initial notice of election to audit. If Tenant does not complete the audit within said period, the Statement which Tenant elected to audit shall be deemed final and binding upon Tenant and shall, as between the parties, be conclusively deemed correct. If any such audit reveals an overcharge discovered by the auditor to Tenant, such amounts shall be immediately repaid to Tenant by Landlord. If Landlord fails to repay such overcharge within 30 days after notice of the overcharge discovered by the audit, Tenant may offset such amount against the next installment(s) of Operating Expenses due under this Lease. If an overcharge was more than 2.5%, Landlord shall pay the reasonable costs of the audit, either based upon the auditing party’s rate for the audit or if a salaried employee of Tenant, based upon the time spent. Notwithstanding the foregoing, if Landlord in good faith disputes the results of the audit, then the parties shall mutually agree upon an accountant (the “Third-Party Accountant”) to verify the results of the audit. Landlord and Tenant shall be bound by the findings of the Third Party Accountant. If the Third Party Accountant confirms the results of Tenant’s audit, or shows a variance therefrom of 5% or less, then Landlord shall pay the fee charged by the Third Party Accountant; otherwise, such fee shall be paid by Tenant.

5.5 Net Lease. It is the purpose and intent of Landlord and Tenant that the Rent hereinabove provided to be paid to Landlord by Tenant be net to Landlord and, that except as otherwise specifically stated herein all Operating Expenses, which may arise or become due during the Term of this Lease be under the control of and be paid by Tenant. Nothing herein contained, however shall be deemed to require Tenant (i) to pay or discharge any liens or mortgages which may be placed upon or affect the Premises by Landlord or (ii) to pay or discharge any judgment against Landlord or judgment lien against Landlord’s interest in the Premises that arises out of claims that are unrelated to the Premises or (iii) to remove or remedy any defect of title or encumbrance that affects the Premises not created by or through Tenant.

5.6 Late Charges. Tenant hereby acknowledges that late payment by Tenant to Landlord of Base Rent or other sums due hereunder may cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult to ascertain. Such costs include, but are not limited to, processing and accounting charges and late charges which may be imposed on Landlord by the terms of any mortgage or trust deed encumbering the

Premises. Accordingly, if any installment of Base Rent or any other sum due from Tenant shall not be received by Landlord within 10 days after written notice thereof from Landlord to Tenant, Landlord shall have the right to charge interest on such overdue amount at a rate of 10% per annum. Acceptance of such late charge by Landlord shall in no event constitute a waiver of Tenant’s default with respect to such overdue amount, nor prevent Landlord from exercising any of the other rights and remedies granted hereunder.

5.7 Property Management.

(a) The Buildings shall at all times be managed by a property management company or companies selected by Landlord (the “Manager”) and subject to Tenant’s reasonable approval. Landlord agrees that (i) the Buildings shall be managed and maintained as a “Class A” corporate facility and (ii) management fees paid to the Manager shall be competitive with the marketplace for managing similar facilities in greater downtown Pittsburgh. For the first five Lease Years the management fee included in Operating Expenses shall not exceed **** per square foot of rentable area of the Buildings. Thereafter such fees may be adjusted by Landlord beginning in the sixth Lease Year and once every five Lease Years thereafter, if an adjustment is necessary to reflect a competitive market rate for property management fees in the City of Pittsburgh. The management fee will be applied towards accounting costs, payroll administration, profit and such other items as will be outlined in the management agreement.

(b) Tenant acknowledges that, as of the Commencement Date, the Manager shall be an affiliate of Landlord and that Landlord and said affiliate shall enter into a management agreement. Landlord may replace the Manager anytime as long as, with prior notice to Tenant and an opportunity to participate in the bid package, Landlord competitively bids the position. If Landlord so elects to bid, Tenant and Landlord shall work together in good faith to select the successful bidder, with management fees being competitive in the market and not subject to the cap required by Section 5.7(a) above. Landlord’s costs associated with such bid process and replacing the Manager shall not be included in Operating Expenses.

(c) In the event that at any time during the Term of this Lease Tenant believes, in Tenant’s reasonable, good faith judgment that the then current Manager is not managing the Buildings to the standard set forth herein, Tenant shall notify Landlord. In the event that Landlord does not agree with Tenant, the parties agree to submit the matter to mediation, provided that if Tenant prevails in mediation, Tenant shall have the right to select another Manager for the Primary Building and Bridge Space, and for the Adjoining Building only if Tenant leases more than 50% of the rentable office space in the Adjoining Building. If at any time Landlord should transfer its interest in the Buildings or assign this Lease, Tenant shall have the right to reasonably approve any proposed replacement Manager.

6. UTILITIES AND SERVICES.

6.1 Services. For purposes of this Lease, “normal business hours” shall mean Monday through Friday from 7:00 a.m. to 6:00 p.m. and Saturdays from 8:00 a.m. to noon, excluding legal holidays (meaning New Year’s Day, Memorial Day, Independence Day, Labor

****	This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Commission.

Day, Thanksgiving Day and the day after, and Christmas Day). Throughout the Term, Landlord shall furnish the Premises with those services customarily provided in Class A office buildings in the City of Pittsburgh, including, without limitation:

(i) Continuous hot and cold water service for use in lavatories, for drinking purposes, and for use in pantries, kitchenettes, test kitchens, drinking fountains and locker rooms;

(ii) Heat, ventilation and air conditioning to the Buildings during normal business hours at such temperatures and in such amounts as are standard for a Class A office building in the City of Pittsburgh, and within the criteria set forth on Exhibit B-1. Tenant shall have the discretion and ability to control Tenant’s air conditioning, ventilation and heat at the portion of the Premises in the Primary Building and the Bridge Space through the HVAC system provided by Landlord in accordance with Exhibit B-1 and Tenant shall pay for the electrical costs associated with the use thereof in accordance with Section 6.3 below. With respect to the portion of the Premises in the Adjoining Building, Tenant may request HVAC service outside of normal business hours, and in such case Tenant shall pay Landlord the standard charge for the overtime HVAC service as reasonably established by Landlord from time to time for all tenants in the Adjoining Building;

(iii) Daily janitorial service as described below;

(iv) Sewage, gas, and communications connections;

(v) Passenger elevator service and freight elevator service, 24 hours a day, 365 days per year;

(vi) Window washing with reasonable frequency, consistent with other Class A office properties in the City of Pittsburgh;

(vii) Routine extermination services throughout the Buildings as may be required and consistent with other Class A office properties in the City of Pittsburgh;

(viii) Adequate lighting of service areas, pedestrian ways, and sidewalks at Parcels 12 and 13, and, to the extent under the control of Landlord or Landlord’s affiliate, at the Development, and adequate drainage at Common Areas;

(ix) Such other services as Landlord reasonably determines are necessary or appropriate in order for the Buildings to be maintained and managed in a manner and condition befitting a Class “A” corporate office property.

6.2 Janitorial. Landlord shall provide daily standard cleaning and janitorial services in and about the Premises in accordance with the specifications attached hereto as Exhibit E.

The cost of the janitorial services shall be included in Building Operating Expenses. At Tenant’s request, Landlord shall provide janitorial service outside of normal business hours, and in such case Tenant shall pay Landlord the actual cost, if any, for such nonstandard service.

6.3 Electric Service. Landlord shall provide adequate connections to the Premises for electric service. The Premises will be supplied with electric service adequate for Tenant’s business operation and in capacities and amounts as set forth in Exhibit B-1. The Premises in the Primary Building and the Bridge Space shall be separately metered or sub-metered for electricity and Tenant shall contract directly with an electricity provider. Except as set forth in Section 6.4 below, Landlord shall not be liable to Tenant for any electrical supply failure (whether full or partial) arising from circumstances beyond Landlord’s control, provided, however, that Landlord agrees to use commercially reasonable efforts to restore any such failure of service.

6.4 Interruptions. Landlord shall have no liability to Tenant for failure of any services to be provided hereunder for any reason including, but not limited to, repairs, replacements or improvements, by any strike, lockout or other labor trouble, by any accident, casualty or event arising from any cause whatsoever, except in cases of negligence of Landlord, its employees, agents and contractors or Landlord’s breach of its obligations under this Lease, and such failures shall not be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from the obligation of paying Rent or performing any of its obligations under this Lease. Notwithstanding the foregoing, if there is a failure or disruption of any service that is caused by Landlord’s failure to have properly completed the Landlord Work or because Landlord or its agent, contractor or employee is negligent or Landlord has failed to perform its obligations under this Lease, and if, as a result, (i) access to any portion of the Premises is denied, or (ii) the health or safety of any permitted occupant of the Premises is threatened, or (iii) Tenant’s ability to conduct business from the Premises is adversely affected for a period of three consecutive days, then Tenant shall be entitled to receive an abatement of Rent during the period beginning on the 4th consecutive day and ending on the day the service has been restored. If the entire Premises has not been so affected by the service failure, the amount of the abatement that Tenant is entitled to receive shall be fairly allocated based upon the area of the Premises that is so affected. If Landlord fails to correct such failure or disruption as provided above, such failure shall be a default hereunder and, in addition to Tenant’s remedies provided in this Section 6.4 and in Section 16, if, after notice to Landlord’s mortgagee, the service is not restored and for a period of 60 consecutive days (i) access to any portion of the Premises is denied, or (ii) the health or safety of any permitted occupant of the Premises is threatened, or (iii) Tenant’s ability to conduct business from the Premises is adversely affected, then Tenant may terminate this Lease by written notice given to Landlord anytime after the 60th day but prior to the day that the service is fully restored.

6.5 Security. Landlord shall provide security services and programs at the Development, intended to deter crime, ensure safety of persons and property, and to foster public perception of safety and security. Tenant acknowledges that Landlord’s agreement to provide security is not a guaranty that the Development will be crime free and Tenant recognizes that such matters are beyond Landlord’s control. To that end, Tenant will not hold Landlord liable for random criminal acts or security breaches that occur at the Development. The foregoing is not intended, however, to relieve Landlord from its obligation to provide the security described in this Section 6.5. Tenant agrees to cooperate in any reasonable safety or security program developed by Landlord or required by law. Tenant may request additional or new security measures at the Buildings during the Term. Tenant reserves the right to provide additional security at the Premises and to install an electronic security system in the Premises any time during the Term.

6.6 Tenant’s Option. As long as Tenant continues to occupy all or substantially all of floors two through six of the Primary Building, Tenant shall have the right to change normal business hours for the Primary Building and the Bridge Space from time to time in order to accommodate changes to the day to day conduct of Tenant’s business operations at the Premises.

7. REAL AND PERSONAL PROPERTY TAXES.

7.1 Payment Of Taxes. During the Term of this Lease, Tenant shall pay, in addition to Base Rent, Tenant’s Proportionate Share (as defined in Section 7.5 below) of Real Property Taxes (as defined below). Landlord shall deliver a copy of the Real Property Tax bill (the “Tax Bill”) to Tenant within seven days after the Tax Bill has been received by Landlord showing the Real Property Taxes for the applicable period and showing Landlord’s calculation of Tenant’s Proportionate Share of Real Property Taxes for that period. Landlord and Tenant acknowledge that as of the date of this Lease Real Property Taxes are billed in January of each calendar year and are paid in advance for the current calendar year. So long as the Term is not set to expire in the relevant calendar year, Tenant shall pay its full Proportionate Share of such Tax Bill. If the Term is scheduled to expire during said calendar year, an appropriate proration of Tenant’s Proportionate Share of Real Property Taxes shall be made for that calendar year. Landlord’s failure to deliver the Tax Bill to Tenant within said period shall not constitute Landlord’s waiver of its right to collect said amounts or otherwise prejudice Landlord’s rights hereunder. Tenant shall pay Tenant’s Proportionate Share of Real Property Taxes within 14 days after the statement and the Tax Bill are delivered to Tenant by Landlord. Landlord and Tenant agree that if Real Property Taxes can be paid promptly at a discount rate, then Tenant’s Proportionate Share shall be based on such discounted amount, provided Tenant pays Tenant’s Proportionate Share to Landlord within the discount period.

7.2 Definition Of Real Property Taxes. As used herein, the term “Real Property Taxes” shall include real estate taxes and special assessments levied on the separately assessed tax parcels constituting Parcels 12 and 13 by any authority having the power to tax. Real Property Taxes shall not include income, inheritance and gift taxes, franchise, capital stock, the Pittsburgh Business Privilege tax, license fees, inspection fees, permit fees, parking tax, any increases arising out of an assignment of this Lease or a sale or transfer of Landlord’s interest in the Buildings if an assignment, sale or transfer has occurred in the prior 60 month period and at the time of the sale the Building was Substantially Completed and assessed based on such Substantial Completion. The amount of Real Property Taxes for each calendar year shall reflect the discount rate available by prompt payment of such tax, regardless of whether such prompt payment is actually made. Provided, however, that if Landlord’s failure to pay the Tax Bill at the discount rate is due to Tenant’s failure to pay Tenant’s Proportionate Share of Real Property Taxes in a timely manner in order to allow Landlord to pay the Tax Bill at the discount amount, then Real Property Taxes for that calendar year shall reflect the amount due on the Tax Bill at the time Tenant pays Tenant’s Proportionate Share to Landlord. Real Property Taxes shall not include penalties or interest charges. Real Property Taxes shall not include tap-in fees or special assessments levied to pay for road improvements, utilities, or other improvements that were or are to be provided to Landlord as part of the Development. Where any tax may be paid in such manner as to receive a discount, Landlord agrees to pay the tax during the discount period. Where any tax or special assessment is permitted by law to be paid in installments, such tax or assessment may be paid in installments over the longest installment period available; provided that in any case Tenant shall only be liable for those installments actually (or that would have been) paid after the Commencement Date and during the Term of this Lease. If Landlord receives a cash rebate of any taxes on Parcels 12 and 13 previously included in Tenant’s payment of Real Property Taxes Landlord shall pay a proportionate share of such rebate to Tenant. Landlord’s costs of obtaining a rebate, reduction, or abatement of Real Property Taxes may be included in Universal Common Area Operating Expenses. If after request by Tenant, Landlord does not contest any Real Property Tax, Tenant may contest such Real Property Tax in its own or Landlord’s name. Landlord agrees to provide Tenant with all reasonable assistance in such contest, including joining in and signing pleadings. If such contest results in a rebate or a reduction in Real Property Taxes, Landlord will reimburse Tenant for Tenant’s costs in obtaining such rebate or reduction and may include such reimbursed costs in Universal Common Area Operating Expenses for all tenants at the Buildings, including Tenant. Notwithstanding anything to the contrary in the foregoing, Tenant agrees that Tenant will not file for any exemption from Real Property Taxes with respect to Parcels 12 and 13 during the Term of this Lease. If at any time during the Term of this Lease the methods of taxation prevailing as of the Commencement Date shall be altered so that in lieu of, or as an addition to, or as a substitute for the whole or any part of the taxes, assessments, levies, impositions or charges now levied, assessed or imposed on real estate and the improvements thereof, there shall be levied, assessed or imposed (1) a tax, assessment, levy, imposition or charge wholly or partially as a capital levy or otherwise on the rents received therefrom, or (2) a tax, assessment, levy, imposition or charge measured by or based in whole or in part upon the Premises and imposed upon Landlord, or (3) a license fee measured by the Rent payable by Tenant to Landlord, or (4) any other such additional or substitute tax, assessment, levy, imposition or charge, then all such taxes, assessments, levies, impositions or charges or the part thereof so measured or based shall be deemed to be included within the term “Real Property Taxes” for the purposes hereof.

7.3 Personal Property Taxes. Tenant shall pay prior to delinquency all taxes assessed against and levied upon trade fixtures, furnishings, equipment and all other personal property of Tenant contained in the Premises or related to Tenant’s use of the Premises. If any of Tenant’s personal property shall be assessed with Landlord’s real or personal property, Tenant shall pay to Landlord the taxes attributable to Tenant within 10 days after receipt of a written statement from Landlord setting forth the taxes applicable to Tenant’s property.

7.4 Statements. Landlord shall keep available for Tenant’s inspection copies of all supporting statements relating to Real Property Taxes.

7.5 Calculation of Tenant’s Proportionate Share of Real Property Taxes. As used in this Lease, “Tenant’s Proportionate Share of Real Property Taxes” shall be defined as the total amount of Real Property Taxes levied or assessed against Parcels 12 and 13 from time-to-time multiplied by a fraction, the numerator of which shall be the total rentable area of the Premises, and the denominator of which shall be the total rentable area of the Buildings.

8. INSURANCE.

8.1 Insurance - Tenant.

(a) Tenant shall obtain and keep in force during the Term of this Lease a commercial general liability policy of insurance with coverages protecting Tenant as named insured and Landlord, the Master Landlord and Landlord’s mortgagee as additional insureds, against claims for bodily injury, personal injury and property damage occurring inside the Premises and any use of the roof by Tenant as provided in Section 4.3 of this Lease. Such insurance shall be on an occurrence basis providing single-limit coverage in an amount not less than $2,000,000 per occurrence. Landlord shall have the right not more than one time every 12 months to adjust the amount of insurance coverage required pursuant to this paragraph, provided that such adjustments are commercially reasonable and similar to the coverage required for like properties in the City of Pittsburgh. Such liability insurance shall contain a contractual endorsement covering Tenant’s indemnification obligations under this Lease

(b) Tenant shall obtain and keep in force during the Term of this Lease “all-risk” extended coverage property insurance with coverages acceptable to Landlord, in Landlord’s reasonable discretion. Said insurance shall be written on a 100% replacement cost basis on Tenant’s personal property, all leasehold improvements (outside of structural items, Building systems, Building equipment, and Building core) installed at the Premises by Landlord or Tenant, Tenant’s trade fixtures and other property. By way of example, and not limitation, such policies shall provide protection against any peril included within the classification “fire and extended coverage,” against vandalism and malicious mischief and theft.

(c) Tenant shall, at all times during the Term hereof, maintain in effect workers’ compensation insurance as required by applicable law.

8.2 Insurance-Landlord.

(a) Throughout the Term Landlord shall obtain and keep in force a policy of commercial general liability insurance with coverage against such risks and in such amounts as Landlord deems advisable insuring Landlord against liability arising out of the ownership, operation and management of the Buildings and Parcels 12 and 13. Such liability insurance shall contain a contractual endorsement covering Landlord’s indemnification obligations under this Lease.

(b) Landlord shall also obtain and keep in force during the Term of this Lease an “all-risk” policy or policies of insurance covering loss or damage to the Buildings, including Building core and all Building systems, and all other improvements on Parcels 12 and 13 (excluding any leasehold improvements made by any tenant of the Buildings, including Tenant) in the amount of the full replacement cost thereof. The policies purchased by Landlord shall contain such deductibles as Landlord may determine. Prior to the Commencement Date Landlord shall deliver to Tenant certificates evidencing the coverages required under this Section 8.2.

8.3 Insurance Policies. Tenant shall deliver to Landlord copies of or certificates of the insurance policies required under Section 8.1 prior to the Commencement Date of this Lease. Tenant’s insurance policies shall not be cancelable or subject to reduction of coverage or other modification except after 30 days prior written notice to Landlord. Tenant shall, prior to the expiration of such policies, furnish Landlord with certificates of renewals thereof. Tenant’s insurance policies shall be issued by insurance companies authorized to do business in Pennsylvania that have a policy holder’s letter rating of at least B+ (Very Good) and a financial rating of at least VIII in the then current edition of Best’s Insurance Reports. All insurance obtained by Tenant shall be primary to and not contributory with any similar insurance carried by Landlord and, at Landlord’s option, the holder of any mortgage or deed of trust encumbering the Premises shall be named as an additional insured on all insurance policies Tenant is obligated to obtain by Section 8.1 above. Except as to general liability insurance required by Sections 8.1(a) and 8.2(a) above, Tenant’s and Landlord’s insurance may be supplied through blanket policies.

8.4 Waiver Of Subrogation. Landlord waives all right of recovery against Tenant and the Related Parties (as defined in Section 14.4 hereof) and their respective employees, officers, agents, and contractors for property damage if such damage is covered by Landlord’s insurance policies then in force or the insurance policies Landlord is required to obtain by Section 8.2 (whether or not the insurance Landlord is required to obtain by Section 8.2 is then in force or effect), whichever is broader. Tenant waives any and all rights of recovery against Landlord, Landlord’s employees, agents and contractors for property damage if such damage is covered by Tenant’s insurance policies then in force or the insurance policies Tenant is required to obtain by Section 8.1 (whether or not the insurance Tenant is required to obtain by Section 8.1 is then in force and effect), whichever is broader. Landlord and Tenant shall each obtain from their respective insurers under all policies of fire and casualty insurance maintained by either of them at any time during the Term insuring or covering the Buildings or any portion thereof or operations therein, a waiver of all rights of subrogation which the insurer of one party might have against the other party, and Landlord and Tenant shall each indemnify the other against any loss or expense, including reasonable attorneys’ fees, resulting from the failure to obtain such waiver, and, so long as such waiver is outstanding each party waives, to the extent of the proceeds received under such policy (including proceeds which would have been received but for a party’s failure to maintain insurance hereunder), any right of recovery against the other party for any loss covered by the policy containing such waiver.

9. LANDLORD’S REPAIRS AND MAINTENANCE.

9.1 Landlord Responsibilities.

(a) (i) Throughout the Term, and except as otherwise specifically set forth in this Lease, Landlord shall, at Landlord’s sole cost and expense (subject to Operating Expense reimbursements permitted by Section 5.2 above), keep and maintain in good, clean and safe condition, repair and working order and make repairs to and perform maintenance upon (1) stairs, elevators, corridors and restrooms and the windows of the Buildings, and the lobby of the Adjoining Building, (2) the Building foundations and the structural elements of the Buildings including, without limitation, exterior walls, storefronts, parapets, facades, and exterior areas containing EIFS; (3) mechanical (including HVAC), electrical, plumbing, and fire/life safety systems serving the Buildings or the Premises in general; (4) all Common Areas, (5) the roofs of the Buildings (including maintaining the roofs in a watertight condition), and (6) elevators.

(b) In addition to the foregoing, Landlord, at its sole cost and expense, shall be responsible for all repairs and replacements necessary to any and all systems and all other work materials and equipment installed in the Premises that is part of the Landlord Work for the longer of (1) one year following the date of Substantial Completion of such work; (2) with respect to the roof and all mechanical and Building systems included in the Landlord Work, such longer period as is covered by any warranty received by Landlord in connection with the installation thereof.

(c) Landlord shall maintain all paved surfaces at Parcels 12 and 13 in smooth and evenly covered condition, which maintenance shall include, without limitation, cleaning, sweeping, restriping, repairing, resealing and resurfacing and keeping such surfaces clear of standing water, free of material cracks, and removal of snow, ice and debris.

(d) Tenant shall reimburse Landlord, within 15 days of receipt of written demand from Landlord, for the cost of any repairs undertaken by Landlord that are necessitated by Tenant’s misuse, negligence, Alterations to the Premises, use of the roof of the Buildings, or any breach of its obligations under this Lease.

(e) To the extent Tenant becomes aware thereof, Tenant shall immediately give Landlord written notice of any repair required to be performed by Landlord pursuant to this Section 9.1, after which Landlord shall have a reasonable time in which to complete the repair. Except for repairs described in Sections 9.1 (b) and (d), if Landlord fails to make the required repairs after Tenant gives Landlord 30 days advance written notice of Landlord’s failure (except in the event of an emergency or an imminent threat to health or safety, in which case no notice shall be necessary), and provided Landlord does not cure or commence to cure such failure in the 30 day period, Tenant may, but shall not be obligated to, make any necessary repairs, and deduct the cost thereof from monthly installments of Base Rent as Base Rent becomes due, in an amount up to 25% of each installment until Tenant has been fully reimbursed.

(f) Subject to Tenant’s obligation to reimburse Landlord for certain items which constitute Operating Expenses, Landlord shall maintain and keep the Common Areas in good condition and repair, consistent with that of a “Class A” corporate facility. Without limiting the generality of the foregoing sentence, Landlord shall remove all paper, debris, snow, ice, filth and refuse and keep the Common Areas in a safe, neat, clean and orderly condition and adequately illuminated.

10. TENANT’S MAINTENANCE AND REPAIRS.

10.1 Obligations of Tenant. Throughout the Term, Tenant shall, at Tenant’s sole cost and expense, perform all maintenance and repairs to the Premises that are caused by Tenant’s misuse or neglect and shall keep the Premises (including Tenant’s equipment, personal property and trade fixtures) in good and sanitary condition and repair. Tenant shall be responsible for day to day repair and maintenance of Tenant’s electronic, phone and date cabling and related equipment that is installed by or for the exclusive benefit of Tenant and located in the Premises or other portions of the Building, any supplemental air conditioning units installed in the Premises by Tenant, private showers and kitchens installed by or for Tenant, and any alarm or security systems installed in the Premises for Tenant’s exclusive use. Tenant shall maintain and repair such items in the Premises consistent with a “Class A” corporate facility in the Pittsburgh area.

Any necessary maintenance or repair work inside the Premises to window frames, door and office entries, interior walls, flooring, Tenant’s lighting facilities, and plumbing work and fixtures serving exclusively the Premises, will be Tenant’s responsibility, but, at Tenant’s request, shall be maintained and repaired by Landlord at Tenant’s expense, at a charge equal to the costs incurred for such repair or maintenance (without additional charge for overhead), which charges shall be payable by Tenant within 30 days of invoice therefore.

If Tenant fails to keep the Premises in good condition and repair as aforesaid, after Landlord gives Tenant 30 days advance written notice of Tenant’s failure (except in the event of an emergency in which case no notice shall be necessary), and provided Tenant does not cure or commence to cure such failure in the 30 day period, Landlord may, but shall not be obligated to, make any necessary repairs. If Landlord makes such repairs, Landlord may bill Tenant for the out of pocket cost of the repairs as additional rent, and said additional rent shall be payable by Tenant within 30 days after demand by Landlord, together with interest at the rate of 10% per annum, which shall be added to the extent that and for so long as the costs of the repairs charged as additional rent are outstanding and not fully paid.

11. ALTERATIONS AND SURRENDER.

11.1 Consent Of Landlord. Tenant shall not make or suffer to be made any alterations, additions or improvements to or of the Premises or any part thereof, or attach any fixtures or equipment thereto (“Alterations”), without first obtaining Landlord’s written consent, which shall not be unreasonably withheld, conditioned or delayed. All such Alterations shall be performed by contractors selected by Tenant and reasonably acceptable to Landlord. If any such Alterations to the Premises consented to by Landlord shall be made by Landlord for Tenant’s account, Tenant shall reimburse Landlord for the cost thereof as the work proceeds within 30 days after receipt of statements therefore.

Notwithstanding the foregoing, Landlord’s prior consent shall not be required for any alterations proposed by Tenant which involve only wall coverings, flooring, painting, decorations, decorative fixtures, or carpeting (“Cosmetic Alterations”) and other alterations, additions or improvements other than Cosmetic Alterations which (a) are nonstructural in nature (e.g., do not involve changes to the structural elements of the Buildings), (b) do not involve Buildings systems, including, without limitation, electrical, plumbing and HVAC, (c) do not involve changes to the Buildings exterior or Common Areas, and (d) the cost of which will not exceed **** in each instance (excluding from such costs the portion of costs, if any, allocated to Cosmetic Alterations).

11.2 Permits. Any Alterations in or about the Premises that Tenant shall desire to make shall be presented to Landlord in written form, with plans and specifications that are sufficiently detailed to obtain a building permit. If Landlord consents to an Alteration, the consent shall be deemed conditioned upon Tenant acquiring a building permit from the applicable governmental agencies, furnishing a copy thereof to Landlord prior to the commencement of the work, and compliance by Tenant with all conditions of said permit in a prompt and expeditious manner. Landlord’s consent to any Alterations shall not be deemed to be an agreement that they are in compliance with law nor shall such approval impose any liability on Landlord, it being agreed that Tenant has responsibility for compliance with all building codes and other applicable laws and requirements as they relate to the Alterations. Landlord shall not charge supervisory or review fees in connection with any Alterations.

****	This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Commission.

11.3 Mechanics Liens. Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use in the Premises, which claims are or may be secured by any mechanic’s or materialmen’s lien against the Premises, or any interest therein. If Tenant shall, in good faith, contest the validity of any such lien, Tenant shall furnish to Landlord a surety bond satisfactory to Landlord and Landlord’s leasehold mortgagee in an amount equal to not less than one and one-half times the amount of such contested lien claim indemnifying Landlord against liability arising out of such lien or claim. Such bond shall be sufficient in form and amount to free the Premises from the effect of such lien. Any Alterations shall not be for the immediate benefit and use of the Landlord, and, therefore, no mechanic’s lien shall be allowed against the Premises in accordance with Section 303 of the Mechanic’s Lien Law of 1963 (49 P.S. Section 1303).

11.4 Tenant Improvements. The foregoing terms, conditions and restrictions relative to Alterations shall not apply to the Tenant Improvements, which are addressed by the Work Agreement.

11.5 Surrender. At the time of giving Landlord’s consent, Landlord shall advise Tenant whether or not Tenant shall be required to remove the Alterations at the end of the Term of this Lease. Unless Landlord has so advised Tenant, Tenant shall have no obligation to remove any Alterations, tenant improvements, wiring, or cabling from the Premises at the end of the Term of this Lease. On the last day of the Term hereof, or on any sooner termination, Tenant shall surrender the Premises to Landlord in the same condition as received, ordinary wear and tear and casualty damage excepted, clean and free of debris and Tenant’s personal property, trade fixtures and equipment. In the event that Tenant is required to remove the Alterations, Tenant shall repair any damage to the Premises occasioned by such removal as well as any damage occasioned by the installation or removal of Tenant’s trade fixtures, furnishings and equipment.

11.6 Failure Of Tenant To Remove Property. If this Lease is terminated due to the expiration of its Term or otherwise, and Tenant fails to remove Tenant’s Property (as defined in Section 12.3 below) on or before such expiration, Landlord may consider the Tenant’s Property to be abandoned.

12. DAMAGE AND DESTRUCTION.

12.1 Obligation to Repair. In the event the Premises or any portion of the Buildings necessary for Tenant’s occupancy or normal business operation, are damaged by fire, flood, earthquake, act of God, the elements or other casualty in each case insured against (or would have been insured against but for Landlord’s failure to carry the insurance coverage required by Section 8.2 of this Lease) by Landlord’s fire and extended coverage insurance policy covering the Buildings, and if a reasonable estimate (such estimate to be made by a licensed engineer (the “Engineer”) acceptable to Landlord, Landlord’s leasehold mortgagee, and Tenant), of the cost of making such repairs does not exceed the proceeds of such insurance, Landlord shall forthwith repair the same if such repairs can, in the reasonable opinion of the Engineer, be completed within 210 days after commencement of such repairs. This Lease shall remain in full force and effect except that an abatement of Rent shall be allowed Tenant for such part of the Premises as shall be rendered unusable by Tenant in the conduct of its business during the time such part is so unusable and is in fact not used. If such repairs cannot, in the Engineer’s opinion, be made within said 210-day period, or if such damage or destruction is not insured against (other than by reason of Landlord’s failure to maintain the insurance required by Section 8.2 hereof) by Landlord’s fire and extended coverage insurance policy covering the Building then Landlord may elect, upon notice to Tenant within 30 days after the date of such fire or other casualty, to: (i) repair or restore such damage, in which event this Lease shall continue in full force and effect, but the Rent shall be partially abated as provided in this Section 12.1; or (ii) terminate this Lease, in which event all Rent paid by Tenant subsequent to such date shall be refunded to Tenant, and Tenant shall vacate the Premises as soon as reasonably practical. If Landlord elects not to make such repairs, this Lease shall terminate as of the date of such election by Landlord. Notwithstanding the foregoing, in the event that at the time of the casualty: (i) an Event of Default has occurred and not been cured within the applicable cure period; and/or (ii) less than two years remain in the Term and Tenant cannot or will not exercise Tenant’s next occurring Extension Period (if one then remains), then Landlord shall have no obligation to rebuild the Premises and may terminate this Lease. Further, notwithstanding the foregoing, unless the fire or casualty damage occurs within the last two years of the Term, or in the circumstance of there being an uncured Event of Default by Tenant, Landlord agrees that Landlord will not exercise its right to terminate this Lease under the circumstances described in this Section 12.1 unless Landlord also terminates at least 100% of the other leases in the Buildings (if any) where (i) the premises was damaged or destroyed to the same or substantially similar degree as the Premises, and (ii) such leases, by their terms, allow Landlord to exercise a right of termination under the circumstances.

If the Engineer has determined, pursuant to this Section 12.1 that the restoration and repairs to the Premises cannot be completed within said 210 day period, or if at the time of the casualty less than two years remain in the Term, Tenant shall have the right to terminate this Lease by providing Landlord with written notice of termination within 30 days after being notified of such determination.

A total destruction of the Buildings shall, at either party’s option, automatically terminate this Lease.

If the Premises are to be repaired under this Section 12, Landlord shall repair at its cost any injury or damage to the Buildings and all Common Areas, and, at its cost, up to the amount of the Construction Allowance, the improvements in the Premises constructed or installed by Landlord or Tenant as part of the Tenant Improvement Work. Tenant shall perform and pay the cost of repairing any other improvement in the Premises. Landlord shall commence such repairs as soon as reasonably possible (but no later than the time when insurance adjustments are made) and proceed with dispatch to complete the repairs within the timeframe established by the Engineer. If Landlord fails to begin repairs when required (as set forth above) or otherwise fails to complete the repairs within the timeframe established by the Engineer, then Tenant shall have the option to notify Landlord that Tenant elects to terminate this Lease unless within 30 days of such notice the repairs are Substantially Completed. If Substantial Completion does not occur within such 30 day period Tenant may terminate this Lease on an effective date of termination selected by Tenant.

12.2 Abatement Of Rent. If Landlord elects or is obligated to repair damage to the Premises and all or part of the Premises will be unusable or inaccessible to Tenant in the ordinary conduct of its business until the damage is repaired, the Rent payable by Tenant hereunder shall be abated in proportion to the amount of the Premises that is unusable or inaccessible to Tenant in the ordinary conduct of its business. Rent abatement shall continue until the repairs are Substantially Completed and Tenant is relocated back into the Premises, fully furnished and operational. Notwithstanding the forgoing, Landlord recognizes that certain of Tenant’s business units are integrated, and damage to one portion of the Premises that calls for a business unit to be temporarily relocated may require Tenant to move other business units, even if the areas of the Premises occupied by all relocating business units have not been rendered unusable. Accordingly, if the temporary relocation a business unit will last for more than six months, Tenant, in order to be able to conduct normal business operations during Landlord’s repair period, may elect, in Tenant’s reasonable and good faith business judgment, to move any such integral business units to the temporary location. In such case, Rent shall abate for all areas of the Premises that have been temporarily relocated and are not being used.

12.3 Tenant’s Property. Landlord shall not be liable to Tenant or its employees, agents, contractors, invitees or customers for loss or damage to merchandise, tenant improvements, fixtures, automobiles, furniture, equipment, computers, files or other property (hereinafter collectively “Tenant’s Property”) located at the Premises unless such loss or damage occurs as a result of the negligence or misconduct of Landlord or Landlord’s employees, agents, or contractors, and the insurance proceeds actually received by Tenant are not sufficient to pay for the loss or damage. Tenant shall repair or replace all of Tenant’s Property at Tenant’s sole cost and expense. Tenant acknowledges that it is Tenant’s sole responsibility to obtain adequate insurance coverage to compensate Tenant for damage to Tenant’s Property.

12.4 Waiver. Landlord and Tenant hereby waive the provisions of any present or future statutes which relate to the termination of leases when leased property is damaged or destroyed and agree that such event shall be governed by the terms of this Lease.

13. CONDEMNATION. If any portion of the Premises are taken under the power of eminent domain, or sold under the threat of the exercise of said power (all of which are herein called “Condemnation”), this Lease shall terminate as to the part so taken as of the date the condemning authority takes possession; provided that if so much of the Premises or access thereto, is taken by such Condemnation as would substantially and adversely affect the operation and profitability of Tenant’s business conducted from the Premises, and said Condemnation lasts for 90 days or more, Tenant shall have the option, to be exercised only in writing within 30 days after Landlord shall have given Tenant written notice of such Condemnation (or in the absence of such notice, within 30 days after the condemning authority shall have taken possession), to terminate this Lease as of the date the condemning authority takes such possession. If a taking lasts for less than 90 days, Tenant’s Rent shall be abated during said period but Tenant shall not have the right to terminate this Lease. If Tenant does not terminate this Lease in accordance with the foregoing, this Lease shall remain in full force and effect as to the portion of the Premises remaining, except that the Base Rent and Tenant’s Proportionate Share shall be reduced in the proportion that the floor area of the Premises taken bears to the total floor area of the Premises prior to the taking. Any award for the taking of all or any part of the Premises under the power of eminent domain or any payment made under threat of the exercise of such power shall be the property of Landlord and Master Landlord, whether such award shall be made as compensation for diminution in value of the leasehold, for good will, for the taking of the fee, as severance damages, or as damages for tenant improvements; provided, however, that Tenant shall be entitled to any separate award for loss of or damage to Tenant’s removable personal property and fixtures, the unamortized cost of any leasehold improvements made and paid for by Tenant, and for moving expenses. In the event that this Lease is not terminated by reason of such Condemnation, and subject to the requirements of any lender that has made a loan to Landlord encumbering the Premises, Landlord shall to the extent of severance damages received by Landlord in connection with such Condemnation, repair any damage to the Premises caused by such Condemnation except to the extent that Tenant has been reimbursed therefore by the condemning authority.

14. ASSIGNMENT AND SUBLETTING.

14.1 Landlord’s Consent Required. Tenant shall not voluntarily or by operation of law assign, transfer, hypothecate, mortgage, sublet, or otherwise transfer or encumber all or any part of Tenant’s interest in this Lease or in the Premises (hereinafter collectively a “Transfer”), without Landlord’s prior written consent, which shall not be unreasonably withheld or delayed; provided, however, that Tenant may sublease portions of the Premises (as long as the size of the subleased space in any one sublease does not constitute more than 50% of the rentable square foot area of the entire Premises) without Landlord’s prior consent. Landlord shall respond to Tenant’s written request for consent hereunder (“Tenant’s Request”) within 20 days after Landlord’s receipt of Tenant’s Request. Tenant’s Request for Landlord’s consent shall include, and Landlord’s 20 day response period referred to above shall not commence, unless and until Landlord has received from Tenant, all of the following information: (a) a description of the business the assignee or subtenant intends to operate at the Premises, (b) the proposed effective date of the assignment or sublease, and (c) a copy of the proposed sublease or assignment agreement or a term sheet which includes all of the terms and conditions of the proposed assignment or sublease.

If Landlord does not respond to any Tenant’s Request within 20 days, Landlord shall be deemed to have consented to the request.

Possession or occupancy of the Premises by one or more subsidiaries, affiliates, or divisions of Tenant shall not be deemed or construed to be a sublease hereunder and Tenant shall be permitted to allow, subject to the terms and conditions of this Lease (but without having to obtain Landlord’s consent), Tenant’s subsidiaries, affiliates or divisions to occupy the Premises.

14.2 Standard For Approval. Landlord shall not unreasonably withhold or delay its consent to a Transfer. It shall be deemed reasonable for Landlord to withhold its consent to a Transfer if (a) the Transfer would cause Landlord to be in violation of its obligations under the Ground Lease or any leasehold mortgage of Landlord’s interest in Parcels 12 and 13; (b) in Landlord’s reasonable judgment, a proposed assignee is unable financially to pay the Rent due under this Lease as and when it is due and payable; (c) a proposed assignee or subtenant refuses to enter into a written assignment agreement or sublease, reasonably satisfactory to Landlord, which provides that it will abide by and assume all of the terms and conditions of this Lease for the term of any assignment or sublease; (d) the use of the Premises by the proposed assignee or subtenant will be a use prohibited by this Lease; or (e) the assignee or subtenant will use, store or handle Hazardous Materials at the Premises of a type, nature, quantity not acceptable to Landlord.

14.3 Additional Terms And Conditions. The following terms and conditions shall be applicable to any Transfer:

(a) The consent by Landlord to any Transfer shall not constitute a consent to any subsequent Transfer by Tenant or to any subsequent or successive Transfer by an assignee or subtenant.

(b) If an Event of Default occurs under this Lease and is not cured within the applicable cure period, Landlord may proceed directly against Tenant, any guarantors or anyone else responsible for the performance of this Lease, including any subtenant or assignee, without first exhausting Landlord’s remedies against any other person or entity responsible therefore to Landlord, or any security held by Landlord.

(c) Any assignee of, or subtenant under, this Lease shall, by reason of accepting such assignment or entering into such sublease, be deemed, for the benefit of Landlord, to have assumed and agreed to conform and comply with each and every term, covenant, condition and obligation herein to be observed or performed by Tenant during the term of said assignment or sublease, other than such obligations as are contrary or inconsistent with provisions of an assignment or sublease to which Landlord has specifically consented in writing.

(d) No Transfer of this Lease by Tenant, whether or not the consent of Landlord is required thereto, shall relieve Tenant from full responsibility for payment of all sums and performance of all obligations to be kept or observed hereunder.

14.4 Permitted Transfers. Notwithstanding any of the foregoing, Tenant may freely sublet all or part of the Premises, or assign this Lease, to (i) affiliates or subsidiaries of Tenant, (ii) any entity into which substantially all of the assets of Tenant or any division of Tenant are transferred, and (iii) an entity resulting from a merger, reorganization, consolidation or recapitalization of Tenant or any division of Tenant (“Related Parties”), without Landlord’s consent but with written notice to Landlord as soon as practical.

14.5 Unrelated Assignees or Subtenants. If Landlord shall give its consent to any assignment of this Lease or to sublease or if Tenant shall otherwise enter into any assignment or sublease permitted hereunder, then fifty percent (50%) of the Profit, as hereinafter defined, shall be deemed Additional Rent owed by Tenant to Landlord under this Lease, and the amount of such Profit, including any subsequent increases due to escalation, shall be paid by Tenant to Landlord in the same manner that Tenant pays the Rent hereunder and in addition thereto. “Profit” shall mean the rental rate, including, without limitation, any additional rent, received by Tenant from such assignee or subtenant in excess of the Base Rent and Additional Rent paid by Tenant hereunder, less the brokerage fees, legal fees, direct marketing fees, tenant inducements, subtenant improvement allowances or expenses (including any costs incurred for demising walls, for separating utilities or for other costs under this section) actually incurred by Tenant in connection with such assignment or subletting. The terms of this Section 14.5 shall not apply to subleases and assignments to Related Parties.

14.6 Leasehold Mortgages. Tenant shall at all times have the right to encumber by mortgage or other instrument in the nature thereof as security for any debt, all of Tenant’s right, title and interest hereunder including, without limiting the generality of the foregoing, Tenant’s right to use and occupy the Premises together with its rights and interests in and to the Buildings, and fixtures therein; in all respects, however, subordinate and inferior to Landlord’s rights, title, privileges, liens and interests as provided in this Lease, and those of Landlord’s mortgagee; provided that Tenant shall, in no event, have the right to encumber Landlord’s title and reversionary interest in and to the Premises. If required by Tenant or Tenant’s mortgagee, a Memorandum of this Lease shall be executed and acknowledged by the parties, describing the Premises and setting forth the term of this Lease, which Memorandum may be recorded at the cost and expense of Tenant. Upon request by Tenant, Landlord will execute and deliver a consent agreement in favor of any such lender substantially in the form of Exhibit F attached hereto with respect to any such mortgage.

15. DEFAULT; REMEDIES.

15.1 Default By Tenant. Landlord and Tenant hereby agree that the occurrence of any one or more of the following events shall be deemed to be an “Event of Default” by Tenant under this Lease and that said Event of Default shall give Landlord the rights described in Section 15.2:

(a) Tenant’s failure to make any payment of Base Rent, Operating Expenses, Real Property Taxes or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of 10 business days after written notice thereof from Landlord to Tenant.

(b) The failure by Tenant to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant where such failure shall continue for a period of 30 days after written notice thereof from Landlord to Tenant; provided, however, that if the nature of Tenant’s nonperformance is such that more than 30 days are reasonably required for its cure, then Tenant shall not be deemed to be in default if Tenant commences such cure within said 30 day period and thereafter diligently pursues such cure to completion.

(c) (i) The making by Tenant of any general arrangement or general assignment for the benefit of creditors; (ii) the filing by Tenant of a petition or otherwise commencing, authorizing, or acquiescing in the commencement of a proceeding or case under any bankruptcy or similar law for the protection of creditors or having such petition filed or proceeding commenced against it; (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within 30 days; (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within 30 days; or (v) the insolvency of Tenant.

Landlord or Landlord’s authorized agent shall have the right to execute and to deliver any notice of default, notice to pay rent or quit or any other notice Landlord gives Tenant.

15.2 Remedies.

(a) In the event that an Event of Default occurs and is not cured within the applicable grace period, Landlord may, at any time thereafter, with or without notice or demand, and without limiting Landlord in the exercise of any right or remedy which Landlord may have at law or in equity by reason of such default:

(i) Landlord shall have the right to terminate this Lease and thereupon may recover possession of the Premises in the manner prescribed by Pennsylvania law. Without terminating this Lease in case of an Event of Default as aforesaid, or, if this Lease is terminated for an Event of Default as provided herein, Landlord may, following the expiration of all notice and cure periods as set forth above, re-enter the Premises, remove Tenant, or cause Tenant to be removed from the Premises in the manner prescribed by Pennsylvania law. In the event of a reentry without terminating this Lease, Tenant shall continue to be liable for all Rent and other charges coming due under this Lease. No action or proceeding to oust Tenant from possession or to terminate this Lease shall be taken by Landlord unless the notices herein specified are first given and the times to cure defaults specified have expired without cure.

(ii) In case of a termination or re-entry without termination under subsection (i), Tenant agrees to pay to Landlord as damages (a) Landlord’s reasonable out-of-pocket costs incurred in terminating this Lease and recovering possession of the Premises, plus (b) the reasonable costs of reletting the Premises, including, by way of example but not limitation, the costs incurred by Landlord to restore the Premises to the condition Tenant was required hereunder to surrender the same in, plus (c) a monthly amount for the duration of the Term (not including any unexercised extensions) equal to the amount, if any, of (i) the Base Rent and additional charges payable by Tenant in excess of (ii) the amount of Base Rent and additional charges received by Landlord by reletting the Premises. .

15.3 Default By Landlord. Landlord shall not be in default under this Lease unless Landlord fails to perform obligations required of Landlord within 30 days after written notice by Tenant to Landlord and to the holder of any mortgage encumbering Landlord’s leasehold interest in Parcels 12 and 13 whose name and address shall have theretofore been furnished to Tenant in writing, specifying wherein Landlord has failed to perform such obligation; provided, however, that if the nature of Landlord’s obligation is such that more than 30 days are required for its cure, then Landlord shall not be in default if Landlord commences performance within such 30 day period and thereafter diligently pursues the same to completion. In no event shall Tenant have the right to terminate this Lease as a result of Landlord’s default, and Tenant’s remedies shall be limited to damages and/or an injunction, or as provided in Section 16 below.

16. TENANT’S RIGHT TO CURE LANDLORD’S DEFAULTS. If Landlord either (a) neglects to pay when due any obligations on any mortgage, deed of trust, or other encumbrance affecting title to the Premises to which this Lease is subordinate, and for which Tenant has not received a non-disturbance agreement as required by this Lease, (b) fails to perform any obligation specified in this Lease, or fails to complete the Tenant Improvements described in the Work Agreement, or (c) breaches or fails to satisfy any representation, warranty or covenant specified in this Lease, then Tenant may, after the continuance of any such default for 10 days (for monetary default) or, except in the case of an emergency, for 30 days (for defaults not curable by the payment of money) after written notice thereof by Tenant to Landlord (or, with respect to defaults not curable by the payment of money, only such longer period as Landlord may reasonably require to effect such cure, provided such breach is capable of being cured and Landlord commences appropriate curative action within such 30 day period and thereafter diligently and continuously prosecutes such cure to completion after the expiration of such 30 day period), pay said obligations or cure such default or breach, all on behalf and at the expense of the Landlord, and do all necessary work and make all necessary payments in connection therewith. Landlord shall pay Tenant the amount so paid by Tenant together with interest thereon at the rate of 10% per annum from the date of payment until repayment within 10 days after written notice from Tenant that such cost has been incurred. If Landlord fails to pay the amount requested by Tenant together with such interest within such 10 day period, then Tenant may withhold from monthly installments of Base Rent as they become due an amount up to 25% of each installment, and apply such withheld amounts to the payment of such indebtedness until such indebtedness is fully satisfied. If the holder of any first mortgage on Landlord’s interest in Parcels 12 and 13 has notified Tenant in writing that it is the holder of such lien, then Tenant shall provide such holder with a duplicate copy of any notice sent to Landlord covering a default hereunder, and except in an emergency or where a threat exists to the health or safety of the lawful occupants of the Premises, such holder shall be granted a reasonable period of time to correct or remedy the default (as long as appropriate curative action is commenced within the 30 day period after receipt of Tenant’s notice and thereafter diligently prosecuted to completion); provided, however, that such holder shall provide written notice to Tenant on or before the 10th day after the date of Tenant’s notice of default as to whether such holder intends to cure the default.

17. LANDLORD’S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT. If Tenant shall fail to perform any of its obligations under this Lease, Landlord may, but shall not be obligated to, after thirty (30) days’ prior written notice to Tenant (provided however, that no such notice needs to be given in the event of an emergency), perform any such act on Tenant’s behalf without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder. Tenant shall pay to Landlord, within thirty (30) days after delivery by Landlord to Tenant of statements therefore, an amount equal to the expenditures reasonably made by Landlord in connection with the remedying by Landlord of Tenant’s defaults pursuant to the provisions of this section together with interest thereon at the rate of 10% per annum from the date of payment until repayment within 10 days after written notice from Landlord that such cost has been incurred.

18. INDEMNITY.

(a) Tenant’s Obligation. Subject to Section 8.4 hereof, during the Term Tenant shall indemnify, defend, and save Landlord, Master Landlord and Landlord’s mortgagee, if any, and their respective agents, employees, successors and assigns harmless against all loss, liability, penalties, claims or demands of whatsoever nature, including, without limitation, reasonable attorneys’ fees and costs, arising from injury to or death of any person or damage to the property of any person which shall occur in the Premises, except for claims arising prior to the Delivery Date and except for claims caused directly or indirectly by the default, negligence or willful act or omission of Landlord, its agents, employees, successors or assigns, or the Master Landlord.

(b) Landlord’s Obligation. Subject to Section 8.4 hereof, during the Term Landlord shall indemnify, defend and save Tenant, its parent, divisions, affiliates, agents, employees, assignees and sublessees harmless against all loss, liability, penalties, claims or demands of whatsoever nature, including, without limitation, reasonable attorneys’ fees and costs, arising from injury to or death of any person or damage to the property of any person which shall occur in any area of Parcels 12 and 13 other than inside the Premises, except for claims caused directly or indirectly by the default, negligence or willful act or omission of Tenant, its agents, employees, assignees or sublessees.

(c) The indemnification obligations set forth in this Section 18 shall survive the termination or expiration of this Lease.

19. LANDLORD’S LIABILITY. Tenant acknowledges that Landlord shall have the right, from time to time, to transfer all or any portion of its interest in the Premises and to assign this Lease to the transferee. Provided, Landlord covenants and agrees that Landlord will assign its interest in this Lease only under the following circumstances: (A) any successor landlord must be experienced in the ownership and management of Class A multi-tenanted commercial office properties or in the alternative must have the Buildings managed by a property manager experienced in the operation of Class A multi-tenanted commercial office properties; and (B) the assignment to a purchaser of this Lease shall be made only in conjunction with the transfer of Landlord’s entire interest in Parcels 12 and 13 and the successor landlord shall be the owner of such interest in Parcels 12 and 13; and (C) Landlord shall not transfer the Premises or assign this Lease (other than an assignment of this Lease to Landlord’s mortgage lender or its nominee to secure Landlord’s financing) prior to Substantial Completion of Landlord’s Work. Tenant agrees that in the event of such a transfer Landlord shall automatically be released from all liability under this Lease accruing thereafter; and Tenant hereby agrees to look solely to Landlord’s transferee or assignee for the performance of Landlord’s obligations hereunder that accrue after the date of the transfer. No partner, member, employee or agent of Landlord or any constituent entity of Landlord shall be personally liable for the performance of Landlord’s obligations hereunder or be named as a party in any lawsuit arising out of or related to, directly or indirectly, this Lease and the obligations of Landlord hereunder. The obligations under this Lease do not constitute personal obligations of the individual partners or members of Landlord or of any constituent entity of Landlord, if any, and Tenant shall not seek recourse against such persons or entities or their assets.

20. SIGNS.

(a) Throughout the Term, Tenant shall have exclusive naming rights, and the exclusive right to place signage on the rooftop (to the extent permitted by local ordinance) or top of the exterior face of the Primary Building and Bridge Space and, so long as Tenant is leasing any portion of same, the Adjoining Building. Regardless of whether Tenant is leasing space in the Adjoining Building, throughout the Term, no other tenant or third party shall be given rooftop signage or rights or rights to the top of the exterior face of either Building. Except as provided in subsection (b) below, throughout the Term, Tenant shall have the exclusive right to place signage on the exterior of the Primary Building, Bridge Space, and, so long as Tenant is leasing any portion of same, the Adjoining Building. Tenant’s exterior signage shall be subject to Landlord’s prior written approval of the specifications therefore which shall not be unreasonably withheld. Further, all signage shall conform to the Master Plan, and shall be subject to approval by the City of Pittsburgh and any other public bodies having approval rights. Upon vacation of the Premises, Tenant shall remove all signs and repair, paint and/or replace the Primary Building fascia surface to which its signs are attached. Tenant shall obtain all applicable governmental permits and approvals for Tenant’s signs and exterior treatments. Notwithstanding any of the foregoing, Landlord covenants and agrees that throughout the Term, as long as no Event of Default has occurred and is continuing, no competitor of Tenant will be allowed to place signage identifying such competitor on the exterior of either Building. The foregoing restriction on competitors should not be deemed to preclude first floor retail tenant signage that is allowed by subsection (b) below.

(b) Landlord covenants and agrees that throughout the Term, (i) other office tenants in the Adjoining Building may have exterior identification signs only at the North Shore Drive entrance of the Adjoining Building, no higher than first floor level, in the form of identification or directory signage containing uniform lettering for all tenants identified, (ii) signage at the Primary Building and Adjoining Building for first floor tenants will be limited to signage on the first level of the relevant Building and any such signage that is for first floor office tenants will not be illuminated, and (iii) in no event will Landlord place or allow signs on Parcel 12 or 13 (other than traffic and directional signs) except as specifically provided in this Section 20.

(c) Landlord and Tenant shall work together in good faith prior to the Commencement Date to procure the necessary rights and approvals to erect Tenant’s signage at the top of the Buildings and to erect and install additional signage at the Buildings of such height and other dimension and character as reasonably required by Tenant.

21. BROKER’S FEE. Tenant and Landlord each represent and warrant to the other that neither has had any dealings or entered into any agreements with any person, entity, broker or finder other than the persons, if any, listed in Section 1.11, in connection with the negotiation of this Lease, and no other broker, person, or entity is entitled to any commission or finder’s fee in connection with the negotiation of this Lease, and Tenant and Landlord each agree to indemnify, defend and hold the other harmless from and against any claims, damages, costs, expenses, attorneys’ fees or liability for compensation or charges which may be claimed by any such unnamed broker, finder or other similar party by reason of any dealings, actions or agreements of the indemnifying party. The commission payable to Tenant’s broker listed in Section 1.11, if any, with respect to this Lease shall be paid by Landlord pursuant to the terms of a separate written agreement between Landlord and Tenant’s broker.

22. ESTOPPEL CERTIFICATE. Tenant shall from time to time, upon not less than 15 days’ prior written notice from Landlord, execute, acknowledge and deliver to Landlord a statement in writing certifying such information as Landlord may reasonably request including, but not limited to, the following: (a) that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), (b) the date to which the Base Rent and other charges are paid in advance and the amounts so payable, (c) that there are not, to Tenant’s knowledge, any uncured defaults or unfulfilled obligations on the part of Landlord, or specifying such defaults or unfulfilled obligations, if any are claimed, (d) that all Tenant Improvements to be constructed by Landlord as of such date, if any, have been completed in accordance with Landlord’s obligations, and (e) that Tenant has taken possession of the Premises.

23. ENVIRONMENTAL MATTERS/HAZARDOUS MATERIALS.

23.1 As used in this Lease, the term “Hazardous Materials” shall mean and include any substance, chemical or waste (including petroleum products) that is or shall be listed or defined as hazardous, toxic or dangerous under Applicable Environmental Law and all other substances which are, or in the future become, regulated under applicable local, state or federal law, or which are classified as hazardous or toxic under federal, state or local laws or classified or identified as posing a threat to human health or the environment. For purposes of this Lease, the term “Applicable Environmental Law” shall include, but not be limited to, the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act (“RCRA”), 42, U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §§ 1251 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2619; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; as they have been amended from time to time, and their concomitant regulations; and any similar state and local laws and ordinances now hereafter in effect and the regulations implementing such statutes.

23.2 Tenant agrees that, during the Term, no Hazardous Material will be spilled, released, discharged or disposed on or under the Premises, including, without limitation, in the air, soil or water in, under or upon the Premises by Tenant, its employees, agents, contractors, subtenants or assignees, except in compliance with applicable laws and regulations.

23.3 Tenant agrees to defend, indemnify, and hold Landlord, its agents, representatives, officers, shareholders, directors and employees and its successors and assigns (collectively, the “Landlord Indemnitees”), harmless against any and all liabilities, including but not limited to, losses, damages, actions, costs, fees of attorneys, consultants and experts and other expenses of any nature whatsoever which may be asserted against any of the Landlord Indemnitees, or on account of any suit, administrative proceeding, citation, remediation demand, or judgments by any person or entity arising out of the spillage, release, discharge, disposal, or placement in or upon the air, soil or water in, under or upon the Premises, to the extent caused by the actions of Tenant, its employees, agents, contractors, guests or invitees, of any Hazardous Material after the Commencement Date and continuing through the Term.

23.4 Landlord hereby represents and warrants to Tenant that, to the best of Landlord’s knowledge and except as otherwise set forth on Schedule 23.4 attached hereto, there are no Hazardous Materials located in, on or under the Buildings or Parcels 12 and 13 at levels requiring remediation or other affirmative action pursuant to Environmental Law; and that there has been no violation by Landlord of any applicable Environmental Law.

23.5 Landlord agrees to defend, indemnify, and hold Tenant, its parent, divisions, affiliates, lenders, agents, representatives, officers, shareholders, directors and employees and its successors and assigns (collectively, the “Tenant Indemnitees”), harmless against any and all liabilities, including but not limited to, losses, damages, actions, costs, fees of attorneys, consultants and experts and other expenses of any nature whatsoever which the Tenant Indemnities may sustain, suffer or incur or which may be asserted against any of the Tenant Indemnities, or on account of any suit, administrative proceeding, citation, remediation demand, or judgments by any person or entity arising out of any past or future spillage, release, discharge, disposal, or placement in or upon the air, soil or water in, under or upon Parcels 12 and 13 or the Buildings by anyone other than Tenant during the Term of any Hazardous Material, except to the extent Tenant indemnifies Landlord under Section 23.3 above.

23.6 The provisions of this Section 23 shall survive the expiration or sooner termination of this Lease.

23.7 Landlord shall provide Tenant with copies of all environmental reports, written recommendations or other information pertaining to Hazardous Materials or other toxic material at Parcels 12 or 13 and shall notify Tenant, as soon as Landlord has knowledge thereof, of the presence or release of any Hazardous Material or other toxic substance at the Development. Throughout the Term Tenant may, at its discretion and election, conduct tests and inspections (not including drilling or core borings) at the Buildings for evidence of Hazardous Materials. Tenant may comply with any applicable governmental disclosure requirements without incurring liability to Landlord for any such disclosure, and shall notify and consult with Landlord if any such disclosure is to be made. Tenant shall deliver a copy of any reports or test results that reveal the presence or suspected presence of Hazardous Materials to Landlord. If all or any portion of the Premises is rendered unsafe or otherwise poses an immediate risk to the health or safety of Tenant’s employees as a result of the presence or suspected presence of a hazardous or toxic substance or condition not caused by Tenant, Tenant shall notify Landlord immediately and thereafter, Landlord shall, with reasonable diligence, undertake remediation action in order to eliminate the unsafe condition or the risk to health or safety. During such remediation period, if, as a result of such unsafe condition or risk to personal health or safety, it is reasonable under the circumstances for Tenant not to use the affected portion of the Premises and Tenant does not in fact use said portion, then after the 5th consecutive business day of such non-use, Rent shall abate until such time as the condition is remedied.

24. SUBORDINATION.

24.1 Subject to Sections 24.2, 24.3 and 24.4 below, including, without limitation, Tenant’s receipt of a nondisturbance agreement, this Lease is subject and subordinate to any mortgage (including, without limitation, the notes or other obligations secured thereby of record and any and all renewals modifications or extensions thereof, provided that no such renewals, modifications or extensions shall in any way modify any of Tenant’s rights or obligations under this Lease without the prior written consent of Tenant which may be withheld in Tenant’s sole and uncontrolled discretion) now or hereafter in existence, affecting the Premises. Tenant shall execute, acknowledge and deliver to the holder of any such mortgage or holder of leasehold interest or to any of the parties of such instruments, within 15 days after receiving a written request by Landlord, any documentation in the form customarily required in similar situations for the purpose of evidencing the subordination of this Lease to such mortgages or instruments or to any such renewals, modifications or extensions thereof.

24.2 If the holder of a superior mortgage shall succeed to the rights of Landlord under this Lease, whether through possession or foreclosure action or delivery of a new lease, then this Lease shall remain in full force and effect, and a party so succeeding to Landlord’s rights (herein sometimes called the “Successor Landlord”) shall be required to recognize this Lease and Tenant’s rights hereunder, and to agree, so long as an Event of Default is not continuing, not to disturb Tenant’s possession of the Premises, and at the request of the Successor Landlord Tenant shall attorn to and recognize such Successor Landlord as Tenant’s Landlord under this Lease, and shall, within 30 days after receiving a written request, execute and deliver any instrument that such Successor Landlord may reasonably request in the form reasonably acceptable to Tenant to evidence such attornment. Upon such attornment, this Lease shall continue in full force and effect as, or as if it were, a direct lease between the Successor Landlord and Tenant, upon all of the terms, conditions and covenants as are set forth in this Lease.

24.3 In the event of any act or omission or default of Landlord that would give Tenant the right, immediately or after lapse of a period of time, to cancel or terminate this Lease, or to claim a partial or total eviction, Tenant shall not exercise such right (i) until it has given written notice of such act or omission to the holder of each superior mortgage whose name and address Tenant has been previously notified of in writing by Landlord (as may be amended from time to time by Landlord by subsequent written notice to Tenant) and (ii) such holder does not proceed with dispatch to cure the act or omission of Landlord within a reasonable period of time. Tenant’s agreement to delay exercising any such right shall not be applicable when Landlord’s act, omission, or default results in (i) access to the Premises being impeded or (ii) an imminent threat to the health or safety of Tenant’s employees, servants or visitors.

24.4 Landlord agrees on behalf of itself and each and every successor to Landlord’s interests hereunder that Tenant’s obligation to execute any subordination agreement, as required by Section 24.1 above, or to attorn to any Successor Landlord as required by Section 24.2 above, is conditioned upon Tenant’s receipt of a non-disturbance agreement for the benefit of Tenant from the holder or proposed holder of any such mortgage affecting the Premises. Such non-disturbance agreement shall be in a commercially reasonable form (but shall not be inconsistent with Tenant’s rights under this Lease) and shall provide, among other things, that so long as Tenant is not in default (as set forth in Section 15) in the payment of Rent or any material covenant or condition of this Lease, (i) its rights as Tenant hereunder shall not be affected or terminated, (ii) its possession of the Premises shall not be disturbed, (iii) no action or proceeding shall be commenced to remove or evict Tenant and, unless required by applicable law in order to effect a foreclosure, Tenant shall not be named in any foreclosure action, and (iv) this Lease shall continue in full force and effect notwithstanding the foreclosure of the mortgage prior to the expiration or termination of this Lease. Tenant agrees that (i) the Successor Landlord shall not be liable for any previous act or omission of Landlord under this Lease, provided that Successor Landlord assumes the obligations of Landlord set forth in this Lease, including but not limited to those relating to completion of the Landlord Work and payment of the Tenant Improvement Allowance to the extent not completed or paid by Landlord; (ii) the Successor Landlord shall not be subject to any offset, not expressly provided for or permitted by this Lease, that shall have theretofore accrued to Tenant against Landlord; (iii) the Successor Landlord shall not be bound by any previous modification of this Lease, if such modification was not made in accordance with the provisions of this Lease; and (iv) the Successor Landlord shall not be bound by any previous prepayment of more than one month’s Base Rent or any additional rent then due, unless such prepayment was expressly approved in writing by the Successor Landlord, or was made as expressly provided for or permitted by this Lease.

25. PARKING.

(a) Until a parking garage is constructed on the parcel designated as “Parcel 7.3” on the Master Plan, Tenant shall have the exclusive use of 30 striped parking spaces (the “Executive Spaces”) in the surface parking lot at Parcel 7 (meaning Parcels 7.1, 7.2 and 7.3 on the Master Plan), throughout the Term, on a 24 hour per day, 365 days per year basis, at no additional cost to Tenant. Landlord shall be obligated to procure the Executive Spaces, at Landlord’s cost and expense, for Tenant’s use, for the Term, at an initial location on Parcel 7 that will be subject to Tenant’s approval, and will be mutually agreeable to both Landlord and Tenant, working together in good faith. Landlord shall designate the Executive Spaces as “Reserved.”

(b) The location of the Executive Spaces shall not be subject to change without Tenant’s prior written consent. Tenant agrees, however, that when construction begins on said Parcel 7 (meaning 7.1, 7.2 and 7.3 on the Master Plan), Tenant shall cooperate with Landlord and/or the Stadium Authority in relocating the Executive Spaces within Parcel 7 in order to accommodate construction. If Landlord demonstrates that it is not feasible to relocate the Executive Spaces within Parcel 7, then the Executive Spaces may be relocated to another parking area at the Development that is acceptable to Tenant, in its reasonable discretion. If feasible, the Executive Spaces may be relocated to the parking garage to be constructed on the parcel designated as “Parcel 3” on the Master Plan. If, at the time of a relocation described above, construction of a garage on Parcel 3 has not yet been completed, then Landlord will work with the Stadium Authority to temporarily relocate the Executive Spaces to a surface lot at the Development until a garage is completed on Parcel 3 or Parcel 7. Landlord agrees that relocation of the Executive Spaces shall be undertaken in a manner that will minimize inconvenience and disruption to the users of the Executive Spaces. In addition, Tenant shall have the right to require that the Executive Spaces be relocated during construction activities on Parcel 7. In any event, once a parking garage is constructed within Parcel 7, the Executive Spaces shall be relocated into the Parcel 7 garage. In all cases when (and if) Executive Spaces are relocated, Landlord shall be obligated to procure such relocated Executive Spaces for Tenant, and designate the same as “Reserved” at no cost to Tenant.

(c) Landlord covenants and agrees that Tenant shall have the continued and uninterrupted use of the Executive Spaces, Force Majeure and casualty damage excepted. Landlord shall enter into and deliver to Tenant a copy of the written agreement between Landlord and the Stadium Authority (or its successor) granting Landlord the unconditional parking rights to the Executive Spaces as described in this Section 25, for the Term and any Extension Period. Landlord recognizes that Tenant is entering into this Lease in reliance on the availability of the Executive Spaces for the Term, and Landlord agrees that to the extent necessary Landlord, at Landlord’s cost and expense, shall enforce its agreement with the Stadium Authority as to the Executive Spaces. If during the Term Tenant is denied the use of the Executive Spaces (for reasons other than Force Majeure or casualty damage), Tenant shall notify Landlord in writing, and if such use is not restored within two business days after Tenant’s notice, then after the second business day and until such use is restored, Tenant shall be entitled to deduct, as liquidated damages, from Base Rent payments, as such payments become due, an amount equal to (i) the number of Executive Spaces not available to Tenant, multiplied by (ii) a dollar amount equal to two and one-half (2.5) times the then current daily rate for the Executive Spaces, calculated on a daily basis. The costs incurred by Landlord in obtaining the Executive Spaces and any other costs associated with the Executive Spaces, shall not be included in Operating Expenses

(d) In addition to the Executive Spaces, Landlord shall ensure that at least 2 parking spaces per 1,000 rentable square feet of the Premises will be available for Tenant’s use on weekdays on surface lots controlled by the Stadium Authority and commonly referred to as parking lots 1 and 2 and 7A-J (“Surface Lot Spaces”), as shown on Exhibit H attached hereto. Landlord shall provide Tenant with written confirmation that the Stadium Authority will provide the Surface Lot Spaces by providing, at Tenant’s request, up to 1.25 spaces per 1,000 rentable square feet of the Premises on parking lots 1 and 2 and up to 0.75 spaces per 1,000 rentable square feet of the Premises on Lots 7A-J. The initial rate for the Surface Lot Spaces will be no more than **** per month during the first full calendar year of the Term. Landlord covenants and agrees that thereafter, for the first 15 Lease Years, the price for Surface Lot Spaces during any calendar year will be as determined by the Stadium Authority, but will not be greater than **** of the price during the immediately preceding calendar year. As a condition of Tenant’s right to the Surface Lot Spaces to be provided by the Stadium Authority, once every year, Tenant will advise the Stadium Authority (or its designee) as to how many spaces Tenant will require for that year. Failure to take the full number of spaces for any particular year shall not forfeit Tenant’s ability to take such spaces in future years. On an annual basis, Tenant, or its employees, will enter into a license agreement or other agreement in form prescribed by the Stadium Authority, committing to, among other things, the number of spaces required by Tenant for the upcoming year, at the rates prescribed by the Stadium Authority, as set forth herein, and containing the terms for parking as set forth above. Tenant acknowledges and agrees that (i) the license agreement will not give Tenant or its employees the right to park at the Surface Lot Spaces on weekends, (ii) the Surface Lot Spaces will not be available on New Year’s Day, Memorial Day, July 4th, Labor Day, Thanksgiving (and the immediately succeeding Friday unless waived in writing by the Stadium Authority) and Christmas, (iii) the Surface Lot Spaces will have to be vacated by 5:00 p.m. in the event of a Pirate baseball post-season or All Star weekday evening game, and (iv) for Monday night, Thursday night and preseason Steeler and Panther football games played at night at Heinz Field, the Surface Lot Spaces must be vacated by 5:00 p.m.

(e) Landlord and Tenant acknowledge that significant additional daily parking is available to Tenant’s employees and visitors, in parking areas in and surrounding the Development, as shown on Exhibit H attached hereto. Tenant acknowledges that Landlord does not control such parking areas and does not make any representations or covenants with respect thereto.

(f) Unless Tenant elects otherwise, throughout the Term Landlord will take responsibility for communicating with the Stadium Authority on matters relating to parking at the Development and Tenant’s parking rights under this Lease.

****	This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Commission.

26. HOLDING OVER. If Tenant remains in possession of the Premises or any part thereof after the expiration or earlier termination of the Term hereof with Landlord’s consent, such occupancy shall be a tenancy from month to month upon all the terms and conditions of this Lease pertaining to the obligations of Tenant, except that: (i) the Base Rent payable shall be 125% of the then current Base Rent for the Premises as of the date Tenant holds over; (ii) all Extension Periods, if any are then remaining, shall be deemed terminated and be of no further effect; and (iii) Tenant shall have no further rights under Sections 45 and 48 of this Lease. If Tenant remains in possession of the Premises or any part thereof, after the expiration of the Term hereof without Landlord’s consent, Tenant shall, at Landlord’s option, be treated as a tenant at sufferance or a trespasser. Nothing contained herein shall be construed to constitute Landlord’s consent to Tenant holding over at the expiration or earlier termination of the Term or to give Tenant the right to hold over after the expiration or earlier termination of the Term.

27. LANDLORD’S AND TENANT’S ACCESS.

(a) Tenant shall have full access to the Buildings 24 hours per day, 365 days per year.

(b) Subject to Tenant’s security requirements, Landlord and Landlord’s agents shall have the right to enter the Premises during business hours and with at least 24 hours prior notice to Tenant for the purpose of performing any services required of Landlord, showing the Premises to prospective purchasers, lenders or (during the last six months of the Term) tenants, or undertaking safety measures. In the event of an emergency, Landlord may gain access to the Premises by any reasonable means, and except in cases of negligence or misconduct, Landlord shall not be liable to Tenant for damage to the Premises or to Tenant’s Property resulting from such access.

(c) Upon Landlord’s request, Tenant will cooperate with Landlord if access through the Premises is required in order to gain access to the roof of the Primary Building by Landlord or other tenants at the Primary Building having roof rights (if permitted by Section 4.3 of this Lease); provided, however, that any such access shall be undertaken without disruption to Tenant’s business operations and will be subject to Tenant’s security and safety requirements, and further subject to the condition that any party given access shall be accompanied by the Building Manager or its designated representative.

28. SEVERABILITY. The invalidity of any provision of this Lease as determined by a court of competent jurisdiction shall in no way affect the validity of any other provision hereof.

29. TIME OF ESSENCE. Time is of the essence with respect to each of the obligations to be performed by Tenant and Landlord under this Lease.

30. DEFINITION OF RENT. All monetary obligations of Tenant to Landlord under the terms of this Lease, including, but not limited to, Base Rent, Operating Expenses, Real Property Taxes, and late charges shall be deemed to be Rent.

31. INCORPORATION OF PRIOR AGREEMENTS. This Lease and the attachments listed in Section 1.12 contain all agreements of the parties with respect to the lease of the Premises and any other matter mentioned herein. No prior or contemporaneous agreement or understanding pertaining to any such matter shall be effective.

32. AMENDMENTS. This Lease may be modified in writing only, signed by the parties in interest at the time of the modification.

33. NOTICES. All notices required or permitted by this Lease shall be in writing and may be delivered (a) in person (by hand, by messenger or by courier service), (b) by U.S. Postal Service regular mail, (c) by U.S. Postal Service certified mail, return receipt requested, (d) by U.S. Postal Service Express Mail, Federal Express or other overnight courier, or (e) by facsimile transmission, and shall be deemed sufficiently given if served in a manner specified in this section. The addresses set forth in Section 1.14 of this Lease shall be the address of each party for notice purposes. Landlord or Tenant may by written notice to the other specify a different address for notice purposes. A copy of all notices required or permitted to be given to Landlord hereunder shall be concurrently transmitted to such party or parties at such addresses as Landlord may from time to time hereinafter designate by written notice to Tenant. Any notice sent by regular mail or by certified mail, return receipt requested, shall be deemed given three business days after deposited with the U.S. Postal Service. Notices delivered by U.S. Express Mail, Federal Express or other courier shall be deemed given on the date delivered by the carrier to the appropriate party’s address for notice purposes. If any notice is transmitted by facsimile transmission, the notice shall be deemed delivered upon telephone confirmation of receipt of the transmission thereof at the appropriate party’s address for notice purposes. A copy of all notices delivered to a party by facsimile transmission shall also be mailed to the party on the date the facsimile transmission is completed. If notice is received on Saturday, Sunday or a legal holiday, it shall be deemed received on the next business day.

34. WAIVERS. No waiver by Landlord or Tenant of any provision hereof shall be deemed a waiver of any other provision hereof or of any subsequent breach by Landlord or Tenant of the same or any other provision. Landlord’s or Tenant’s consent to, or approval of, any act shall not be deemed to render unnecessary the obtaining of such party’s consent to or approval of any subsequent act. The acceptance of rent hereunder by Landlord shall not be a waiver of any preceding breach by Tenant of any provision hereof, other than the failure of Tenant to pay the particular rent so accepted, regardless of Landlord’s knowledge of such preceding breach at the time of acceptance of such rent. No acceptance by Landlord of partial payment of any sum due from Tenant shall be deemed a waiver by Landlord of its right to receive the full amount due, nor shall any endorsement or statement on any check or accompanying letter from Tenant be deemed an accord and satisfaction.

35. BINDING EFFECT; CHOICE OF LAW. Subject to any provision hereof restricting assignment or subletting by Tenant, this Lease shall bind the parties, their successors and assigns. This Lease shall be governed by Pennsylvania law and any litigation concerning this Lease between the parties hereto shall be initiated in the county in which the Premises are located.

36. ATTORNEYS’ FEES. If Landlord or Tenant brings an action to enforce the terms hereof or declare rights hereunder, the prevailing party in any such action, or appeal thereon, shall be entitled to its reasonable attorneys’ fees and court costs to be paid by the losing party as fixed by the court in the same or separate suit, and whether or not such action is pursued to decision or judgment. The attorneys’ fee award shall not be computed in accordance with any court fee schedule, but shall be such as to fully reimburse all attorneys’ fees and court costs reasonably incurred in good faith. Landlord shall be entitled to reasonable attorneys’ fees and all other costs and expenses incurred in the preparation and service of notices of default and consultations in connection therewith, whether or not a legal action is subsequently commenced in connection with such default. Landlord and Tenant agree that attorneys’ fees incurred with respect to defaults and bankruptcy are actual pecuniary losses within the meaning of Section 365(b)(1)(B) of the Bankruptcy Code or any successor statute.

37. MERGER. The voluntary or other surrender of this Lease by Tenant, or a mutual cancellation thereof, or a termination by Landlord, shall not result in the merger of Landlord’s and Tenant’s estates and shall, at the option of Landlord, terminate all or any existing subtenancies or may, at the option of Landlord, operate as an assignment to Landlord of any or all of such subtenancies.

38. QUIET POSSESSION.

(a) Tenant’s employees and agents shall have unrestricted access to the Premises at all times, subject to compliance with the terms of this Lease and with all security measures as shall from time to time be in effect for the Building. So long as Tenant pays the Rent reserved hereunder and observes and performs all of the covenants, conditions and provisions on Tenant’s part to be observed and performed under this Lease, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises for the Term hereof, subject to all of the provisions of this Lease. In addition (and without limiting the foregoing) should any matter relating to title to the Premises or encumbrances or exceptions to title affecting the Premises (except claims by or through Tenant) materially interfere with Tenant’s access to the Premises or its ability to conduct its business operations, Tenant’s obligation to pay Rent hereunder shall abate in proportion to such interference.

(b) Landlord shall use commercially reasonable efforts to ensure that construction at other areas of the Development will not interfere with Tenant’s use and enjoyment of the Premises.

39. AUTHORITY. Tenant represents that each individual executing this Lease on behalf of Tenant is duly authorized to execute and deliver this Lease on behalf of Tenant, that Tenant is duly authorized to enter into this Lease, and that this Lease is enforceable against said entity in accordance with its terms. Landlord represents that each individual executing this Lease on behalf of Landlord is duly authorized to execute and deliver this Lease on behalf of Landlord, that Landlord is duly authorized to enter into this Lease, and that this Lease is enforceable against said entity in accordance with its terms.

40. CONFLICT. Except as otherwise provided herein to the contrary, any conflict between the printed provisions, exhibits, addenda or riders of this Lease and the typewritten or handwritten provisions, if any, shall be controlled by the typewritten or handwritten provisions.

41. INTERPRETATION. This Lease shall be interpreted as if it was prepared by both parties, and ambiguities shall not be resolved in favor of one party or the other because all or a portion of this Lease was prepared by Landlord or Tenant. The captions contained in this Lease are for convenience only and shall not be deemed to limit or alter the meaning of this Lease. As used in this Lease, the words tenant and landlord include the plural as well as the singular. Words used in the neuter gender include the masculine and feminine gender.

42. RECORDING. After the Ground Lease has been entered into, either party shall have the right to record a memorandum of this Lease, and the parties shall execute and acknowledge for recording any accurate memorandum prepared by the other party, provided that the party requesting that a memorandum be recorded shall bear the cost of recording such memorandum.

43. RELATIONSHIP OF PARTIES. Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant.

44. CONFIDENTIALITY. Landlord and Tenant acknowledge and agree that the terms of this Lease and all other information relating to Tenant’s business operation and corporate affairs that may be provided to or learned by Landlord are confidential. Landlord and Tenant each agree that they and their respective partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of the other party; provided, however, that Tenant may disclose the terms of this Lease to Tenant’s lenders and to federal and state administrative or regulatory agencies (including, without limitation, the Securities and Exchange Commission) as may be required and Landlord may disclose the terms of this Lease to Landlord’s potential lenders, partners, consultants and potential purchaser’s of Landlord’s leasehold interest in Parcels 12 and 13, as may be required. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Landlord or Tenant, and Landlord and Tenant shall each also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

45. RIGHT OF FIRST REFUSAL TO PURCHASE. Subject to the limitations set forth in Section 51.1 hereof, during the Term, should Landlord receive a bona fide written offer (which, upon acceptance by Landlord, would constitute a legally binding obligation) to purchase Landlord’s interest in Parcels 12 and/or 13 (“Proposed Offer”) from a third party, which Proposed Offer Landlord intends to accept, then Landlord shall submit a written offer (“Offer”) to Tenant to sell the leasehold to Tenant on terms and conditions, including price, which are no less favorable than those of the Proposed Offer. The Offer shall disclose the identity of the proposed buyer and the terms and conditions, including price, of the Proposed Offer. The Offer shall state that Tenant may acquire the leasehold for the price and upon the other terms contained in the Proposed Offer. Should Tenant desire to purchase the leasehold, Tenant shall communicate its election within 20 days after the date of the Offer. Such communication shall, when taken in conjunction with the Offer, constitute a legally binding agreement for the sale and purchase of the Premises. The sale of the leasehold to Tenant pursuant to this Section 45 shall be closed no later than the 120th day after the date of the Offer or earlier if the Proposed Offer had an earlier closing date. If Tenant does not elect to purchase the leasehold pursuant to this section, the leasehold may be sold by Landlord at any time within one year after the date the Offer was made, to the maker of the Proposed Offer or its permitted assignee and at not less than the price and upon the material terms and conditions specified in the Offer. Provided, however, that any such transfer and the transferee must meet the transfer restrictions set forth in Section 19 above. Notwithstanding anything to the contrary contained in this Section 45, should the party submitting the Proposed Offer be negotiating with Continental Real Estate Companies (“CREC”) or any affiliate of CREC for the purchase of properties in addition to Landlord’s leasehold interest in Parcels 12 and 13, then Tenant’s rights under this Section 45 shall not apply to such proposed transaction, provided, that any such sale shall be subject to this Lease and this right of first refusal in favor of Tenant, and any such transfer shall be subject to the restrictions set forth in Section 19 above. Landlord will not sell or offer for sale or transfer its interest in Parcel 12 or 13 independently of the other. A sale or transfer of more than 50% of the direct or indirect ownership interest in the Landlord shall constitute a Proposed Offer and Tenant’s right of first refusal shall apply. Notwithstanding the foregoing, any of the following transfers shall not be deemed to trigger Tenant’s right of first refusal: (i) transfers of interests in Landlord by and among existing partners of Landlord; (ii) transfers of interests in Landlord as security for loans; (iii) transfers to any affiliate of CREC as of the date of this Lease; (iv) transfers of individual partnership interests by devise or descent; (v) transfers of interests in Landlord for estate planning purposes (by way of example and not limitation, a transfer to a trust established by an individual partner for the benefit of such partner’s children); and (vi) transfers to family members of an individual partner.

Any conveyance of the Landlord’s interest in Parcels 12 and 13 or any part thereof by Landlord, howsoever arising, including, inter alia, by operation of law, shall be subject to the leasehold estate created by this Lease, including this right of first refusal.

The right of first refusal granted to Tenant by this Section 45 shall not be effective against transfers or conveyances to or from any leasehold mortgagee (or its nominee) of Landlord’s interest in Parcels 12 and 13 in connection with a foreclosure or an assignment.

46. WAIVER OF JURY TRIAL. LANDLORD AND TENANT HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGHT BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

47. FORCE MAJEURE. If Landlord or Tenant is delayed or prevented from performing any of their respective obligations under this Lease because of acts of God, war, riots, shortages of labor or material or any other causes that are reasonably beyond their control (a “Force Majeure Event”), then the period of any such delay shall be added to the time herein provided for the performance of any such obligation and the defaulting party shall not be liable for losses or damages caused by such delay; provided, however, that this Section 47 shall not apply to the payment of any sums of money required to be paid by either party hereunder or any obligation of Landlord or Tenant that can be satisfied by the payment of money.

48. EXPANSION AND CONTRACTION.

48.1 Right of First Refusal to Lease. Subject to the limitation set forth in Section 51.1 hereof, throughout the Term Tenant shall have an ongoing right of first refusal as to space in the Adjoining Building (excluding space on first floor). After the date of this Lease, if Landlord receives a bona fide offer for the lease of space in the Adjoining Building (not including renewals of existing leases) (“ROFR Space”), Landlord will give Tenant the right of first refusal to lease the ROFR Space, provided that an Event of Default has not occurred and remains uncured. The right of first refusal will be extended by Landlord giving Tenant written notice (“Landlord’s Notice”) of the particular offer received by Landlord together with a summary of the offer (“Summary”) and requiring Tenant to sign an appropriate amendment to this Lease subjecting the ROFR Space to this Lease at the same rent and on the same terms and conditions as set forth in the Summary and except as provided in this Section, on the same terms and conditions of this Lease but including a term length at least as long as that contained in the Summary, within 20 days of such Landlord’s Notice.

If the amendment to this Lease is not signed within the 20-day period, Landlord will have the right to accept the offer and lease the ROFR Space on the terms contained in the Summary, free of Tenant’s rights under this Section.

Landlord will attempt to lease the floors of the Adjoining Building in ascending order; provided, however, Landlord’s inability to do so due to third party tenant requirements shall not constitute a default by Landlord under this Lease.

If at the time of Landlord’s Notice Tenant does not exercise its right of first refusal as to particular ROFR Space, Tenant’s right of first refusal as to that particular ROFR Space shall not lapse, but will continue to apply to future bona fide offers for the ROFR Space.

48.2 Contraction Rights in Adjoining Building.

(a) Subject to the conditions stated below, and provided an Event of Default has not occurred and is continuing, Tenant shall have the option (“Contraction Option”) to terminate this Lease at any time after the expiration of the 5th Lease Year for the lowest full floor of the Adjoining Building then under lease to Tenant that was not leased after the Commencement Date pursuant to an exercise of Tenant’s right of first refusal set forth in Section 48.1 of this Lease (“Contraction Space”).

(b) Contraction Notice. Tenant shall give the Landlord at least 180 days’ advance written notice (“Contraction Notice”) of its election to exercise the Contraction Option. The Contraction Notice shall contain the following:

(i) a statement that Tenant is exercising its Contraction Option; (ii) the proposed date upon which Tenant shall tender possession of the Contraction Space back to Landlord (said date being referred to herein as the “Contraction Date”); (iii) a statement identifying the Contraction Space; and (iv) if applicable, the proposed construction Tenant will undertake to segregate the Contraction Space from the Bridge Space, using Building standards, described in sufficient detail for the Landlord to be able to review and reasonably approve (the “Demising Work”). If the Contraction Space is accessible from the Bridge Space, then the Contraction Space must be segregated from the Bridge Space by demising wall or walls.

(c) Conditions. On the Contraction Date, all Lease terms shall remain in effect except as modified below:

(i) The Premises shall consist of the Premises minus the Contraction Space.

(ii) Tenant’s Proportionate Share for the Adjoining Building shall be deleted (or, if Tenant is still leasing other space in the Adjoining Building following the Contraction Date, then Tenant’s Proportionate Share of the Adjoining Building shall be adjusted), and Tenant’s Proportionate Share of Universal Common Area Expenses shall be adjusted.

(iii) On or before the Contraction Date Tenant shall (1) pay to Landlord the unamortized portion of any tenant improvement allowance paid to Tenant by Landlord with respect to the Contraction Space, as well as the unamortized portion of any leasing commission related to the Contraction Space; and (2) complete, to Landlord’s reasonable satisfaction, the Demising Work. The tenant improvement allowance and leasing commissions shall be amortized on a straight-line basis over the initial Term of this Lease applicable to the Contraction Space (for example, if the Contraction Space is the 6th floor, then such amounts shall be amortized on a straight-line basis over 15 years; if the Contraction Space is the 5th floor of the Adjoining Building, and Tenant leases the 5th floor commencing the first day of the 6th Lease Year pursuant to Section 48.3(a) below, then such amounts shall be amortized on a straight-line basis over the remaining 10 years of the initial 15-year Term).

(iv) The Base Rent for the Premises shall be reduced by an amount calculated by multiplying the rentable square footage of the Contraction Space by the applicable Base Rent per square foot in Section 1.9.

(v) If the Contraction Space constitutes the 6th floor of the Adjoining Building, and on the Contraction Date Tenant is not leasing any other Space in the Adjoining Building, then Tenant’s 5th Floor Expansion Option and 4th Floor Expansion Option (as defined in Section 48.3 below) shall immediately and without further action by the parties be rendered null and void.

(vi) If the Contraction Space constitutes the 5th floor of the Adjoining Building, then Tenant shall not lose the 4th Floor Expansion Option (as defined in Section 48.3(b) below); provided, however, at Landlord’s option any exercise by Tenant of the 4th Floor Expansion Option may be applied instead to the 5th floor of the Adjoining Building, if comparable space on the 5th floor will be available on the 4th Floor Expansion Effective Date (as defined in Section 48.3(b) below).

(vii) Landlord and Tenant shall execute an amendment to this Lease reflecting the foregoing terms.

48.3 Expansion Options.

(a) Fifth Floor Option. Subject to the provisions of Sections 48.2(c)(v) and 48.4 of this Lease, Tenant has the one-time option (the “5th Floor Expansion Option”) to lease the entire 5th floor in the Adjoining Building (“5th Floor Expansion Space”) on the same terms and conditions and for the same rental rate then in effect under this Lease, in accordance with the provisions of this Section 48.3. Tenant shall invoke the 5th Floor Expansion Option, if at all, by written notice to Landlord (“5th Floor Exercise Notice”) given at any time before the end of the fifth Lease Year, at least 180 days before the date Tenant wants to add the 5th Floor Expansion Space to the Premises (“5th Floor Expansion Effective Date”).

Notwithstanding the foregoing, in the event the 5th Floor Expansion Space or any portion thereof has been leased by Landlord to a third party tenant prior to the date of the 5th Floor Exercise Notice, then at Tenant’s election:

(i) Tenant’s 5th Floor Exercise Notice will apply first, or only, to that portion of the 5th Floor Expansion Space that is or will be vacant on the proposed 5th Floor Expansion Effective Date; and/or

(ii) as to portions of the 5th Floor Expansion Space that are then leased, the 5th Floor Expansion Effective Date as to these portions shall be the earlier of (1) the first day of the 64th month after the date Landlord entered into the lease with the third party tenant or (2) the expiration of the then current term of such third party lease (not including renewal terms); or

(iii) if portions of the 5th Floor Expansion Space are then leased, and Tenant has not elected to take the vacant portion first, the 5th Floor Expansion Effective Date as to the entire 5th Floor Expansion Space shall be the date established by clause (ii) above; or

(iv) Tenant may withdraw its 5th Floor Exercise Notice.

Landlord and Tenant shall promptly execute an amendment to the Lease to include the 5th Floor Expansion Space and the applicable 5th Floor Expansion Effective Dates.

(b) Fourth Floor Option. Provided Tenant is then leasing the fifth floor of the Adjoining Building, and subject to the provisions of Sections 48.2(c)(v), 48.2(c)(vi) and 48.4 of this Lease, Tenant shall have the one-time option (the “4th Floor Expansion Option”) to lease the entire 4th floor of the Adjoining Building (“4th Floor Expansion Space”). The 4th Floor Expansion Option may only be exercised during the 11th Lease Year by written notice to Landlord (the “4th Floor Exercise Notice”) given at least 180 days before the date Tenant wants to add the 4th Floor Expansion Space to the Premises (“4th Floor Expansion Effective Date”).

Notwithstanding the foregoing, in the event the 4th Floor Expansion Space or any portion thereof has been leased by Landlord to a third party tenant prior to the date of the 4th Floor Exercise Notice, then at Tenant’s election:

(i) Tenant’s 4th Floor Exercise Notice shall apply first, or only, to that portion of the 4th Floor Expansion Space that is or will be vacant on the proposed 4th Floor Expansion Effective Date; and/or

(ii) as to portions of the 4th Floor Expansion Space that are then leased, the 4th Floor Expansion Effective Date as to these portions shall be the earlier of (1) the first day of the 64th month after the date Landlord entered into the lease with the third party tenant and (2) the expiration of the then current term (not including renewal periods) of such third party lease; or

(iii) if portions of the 4th Floor Expansion Space are then leased, and Tenant has not elected to take the vacant portion first, the 4th Floor Expansion Effective Date as to the entire 4th Floor Expansion Space shall be the date established by clause (ii) above; or

(iv) Tenant may withdraw its 4th Floor Exercise Notice.

Landlord and Tenant shall promptly execute an amendment to this Lease to include the 4th Floor Expansion Space and the applicable 4th Floor Expansion Effective Dates.

(c) Terms and Conditions. The 5th Floor Expansion Space and the 4th Floor Expansion Space are hereinafter collectively referred to as “Expansion Space.”

The Expansion Space will be delivered by Landlord to Tenant with the base Building work completed (as set forth on Exhibits B and B-1), in accordance with a work agreement executed by Landlord and Tenant substantially similar to the Work Agreement attached hereto as Exhibit C (to the extent applicable), with an allowance equal to the product of **** per square foot contained within the Expansion Space multiplied by a fraction, the numerator of which shall be the number of months in the initial term for the Expansion Space, and the denominator of which shall be 180. Such allowance shall not be applied towards any necessary demolition work which shall be at Landlord’s sole cost and expense. Except as stated in this Section all the provisions of this Lease will apply to the Expansion Space including, without limitation, the Term and Extension Options. Rent shall commence on the date Landlord has delivered the Expansion Space to Tenant with the tenant improvements Substantially Completed. If Tenant performs the tenant improvement work in the Expansion Space, Rent shall commence on the earlier of (i) the date such improvements are Substantially Completed or (ii) 60 days after the Expansion Space is delivered to Tenant, free of tenancies, broom clean, and free of furniture and debris.

The initial Base Rent for the Expansion Space will be at the rate per rentable square foot of the initial Premises in effect on the date on which Tenant is obligated to pay rent for the Expansion Space. Tenant’s Proportionate Share for the Adjoining Building shall be recalculated by dividing the rentable square footage of that portion of the Premises Tenant occupies in the Adjoining Building by the rentable square footage of the Adjoining Building (excluding the first floor leaseable area).

****	This redacted material has been omitted pursuant to a request for confidential treatment, and the material has been filed separately with the Commission.

48.4 Tenant shall not have any rights set forth in this Section 48 if an Event of Default exists at the time it attempts to exercise any of these rights. Tenant’s options under Sections 48.1, 48.2 and 48.3 are subject to Section 51.1 of this Lease.

49. PROVISIONS REGARDING GROUND LEASE.

(a) Landlord shall pay, when and as due, all base rent, additional rent and other charges payable by Landlord to Master Landlord under the Ground Lease.

(b) Except as otherwise expressly provided herein, Landlord shall perform its covenants and obligations under the Ground Lease. For example, Landlord shall at all times keep in full force and effect all insurance required of Landlord as tenant under the Ground Lease.

(c) Except as otherwise expressly provided herein, Tenant shall perform all affirmative covenants and shall refrain from performing any act which is prohibited by the negative covenants of the Ground Lease, where the obligation to perform or refrain from performing is by its nature imposed upon the party in possession of the Premises. All such covenants are attached hereto as Schedule 49(c).

(d) Landlord hereby grants to Tenant the right to receive all of the benefits with respect to the Premises which are to be provided by Master Landlord under the Ground Lease (if any). The parties contemplate that Master Landlord shall, in fact, perform its obligations under the Ground Lease and in the event of any default or failure of such performance by Master Landlord, Landlord agrees that it will, upon notice from Tenant, make demand upon Master Landlord to perform its obligations under the Ground Lease and Landlord will take appropriate legal action to enforce the Ground Lease.

(e) Landlord grants and demises to Tenant the non-exclusive use and benefit of all easements, licenses, rights-of-way, and privileges granted to Landlord under the Ground Lease. Landlord shall not agree to an amendment or modification to the Ground Lease which would have a material adverse effect on this Lease, Tenant’s occupancy of the Premises or its use of the Premises, unless Landlord shall first obtain Tenant’s prior written approval thereof. In addition, in the event the same would have any material adverse effect on Tenant, Landlord shall not, without Tenant’s prior written consent, (i) waive any of its rights under the Ground Lease, or (ii) grant any consents thereunder. In no event shall Landlord subordinate the Ground Lease to any future mortgage, deed of trust or ground lease, without the prior written consent of Tenant. Tenant agrees that Landlord may obtain leasehold financing on the Ground Lease so long as Tenant receives a non-disturbance agreement as contemplated by Section 24. If Landlord shall default under this Section 48(e) then, in addition to all other rights and remedies of Tenant as a result thereof, shall include, without limitation, the right to bring suit in the name of Landlord and/or Tenant to enforce the Ground Lease and Landlord shall cooperate with Tenant in so doing.

(f) Landlord represents and warrants to Tenant that (a) Landlord shall enter into the Ground Lease after all Contingencies are satisfied and (b) Landlord has full power and authority to enter into this Lease and to lease the Premises to Tenant, contingent upon entering into the Ground Lease.

(g) Landlord shall obtain a non-disturbance agreement or a recognition agreement from Master Landlord prior to the Commencement Date. Such agreement will be in form reasonably acceptable to Tenant, and will provide, among other things, that Master Landlord will recognize Tenant as its tenant, pursuant to the terms of this Lease, should Landlord default under the Ground Lease or if the Ground Lease is terminated prior to the end of the Term. Such agreement shall also contain a waiver of claims for insurable property damage losses and an agreement from Master Landlord to obtain a waiver of subrogation rights in Master Landlord’s property insurance (if any), if and to the extent Master Landlord waives such claims against Landlord under the Ground Lease or is required to obtain such waiver of subrogation rights.

50. COVENANTS ON USE.

50.1 Tenant acknowledges that the Premises are located between 2 professional sports stadiums and that an outdoor amphitheatre may be constructed in close proximity to Parcels 12 and 13. Consequently, it is likely that such venues, either individually or collectively, will generate, noise, crowds and traffic and related circumstances in connection with events at the venues that are outside of Landlord’s control (“Venue Related Circumstances”). Tenant hereby acknowledges that Venue Related Circumstances may occur, and hereby waives and agrees to hold harmless Master Landlord and Owner Related Parties (as defined in the Ground Lease) from any claims whatsoever based upon such Venue Related Circumstances, except in the event of any gross negligence or willful misconduct by Landlord or any of the Owner Related Parties, or the failure of Landlord to perform its obligations under this Lease.

50.2 The identity of retail and restaurant tenants in the Buildings shall be consistent with that found in Class “A” corporate office buildings. Tenant shall have reasonable approval rights over all proposed retail and restaurant tenants in the Buildings, and Landlord shall not enter into any leases for retail space in the Buildings without consultation with and approval by Tenant. Tenant will not object to retail or restaurant tenants unless Tenant determines that such proposed tenant could jeopardize the image of the Buildings as corporate headquarters for an international consumer/ prepared food company, could produce objectionable noise or vibration, or otherwise could potentially interfere with Tenant’s business operation, jeopardize the safety of permitted occupants of the Premises, or injure Tenant’s business reputation. Landlord agrees that all first floor space in the Buildings will be separately metered for all utilities and that food service tenant space in the Buildings will be constructed in a manner that will minimize noise, odors and smoke from escaping into the Premises and shall include, without limitation, installation of adequate exhaust flues and ducts, and appropriate filters and grease traps to preclude the flow of grease into the sewer and to prevent stopping up of the sewage system.

50.3 Throughout the Term Landlord will not agree to any modification, amendment or termination of (i) the North Shore Declaration of Covenants, Conditions and Restrictions dated September 25, 2003 and recorded in Allegheny County at Deed Book Volume 11799, Page 83 or (ii) the Declaration of Restrictive Covenants dated September 25, 2003 and recorded in Allegheny County at Deed Book Volume 11799, Page 76 without consultation with and approval from Tenant.

50.4 Landlord agrees that during the Term Landlord will not construct or allow any buildings, free standing signs (except traffic and directional signs), kiosks or other structures at Parcels 12 and 13, except for the Buildings and except for any above-ground utility structures.

50.5 No part of either Building shall be used for any of the following: (i) tanning (except incidental to an otherwise permitted use; (ii) school or house of worship; (iii) meeting hall; (iv) massage parlor, adult bookstore, a so-called “head” shop, off-track betting, gambling, gaming or check cashing facility; (v) after-hours nightclub, video game room, pool hall, or arcade (unless ancillary to a restaurant operation) (vi) quick service or “fast food” establishment of a character like McDonalds, Burger King, Taco Bell, Popeye’s or Wendy’s, but not intending to exclude establishments such as “Starbucks,” “Panera,” “Bruegers,” “Au Bon Pain,” and establishments of like character, (vii) veterinarian office, (viii) any use which constitutes a public or private nuisance or produces objectionable noise or vibration, or (ix) any use that would jeopardize the safety of the lawful occupants of the Premises.

51. MISCELLANEOUS.

51.1 Certain Options Personal. The options granted to Tenant in Sections 45, 48.1, 48.2 and 48.3 of this Lease are personal to the original Tenant executing this Lease and any Related Party to whom this Lease is assigned and, unless otherwise consented to by Landlord, may be exercised only by the original Tenant or such Related Party and may not be exercised or be assigned, voluntarily or involuntarily, by or to any person or entity other than Tenant or a Related Party, including, without limitation, any transferee approved by Landlord in Section 14 that is not a Related Party.

51.2 Condition Precedent.

(a) This Lease is contingent upon satisfaction of the following conditions (each a “Contingency”) on or before the dates set forth below:

(i) The acquisition of Parcels 12 and 13 by Master Landlord and Landlord’s subsequent acquisition of leasehold title to Parcels 12 and 13 by entering into the Ground Lease. If Landlord does not enter into the Ground Lease by July 1, 2004, then either party may cancel this Lease without further obligation hereunder.

(ii) Landlord’s receipt of the Approvals described in Section 2.8 hereof, or evidence satisfactory to Tenant that the Approvals will be obtained. If this Contingency is not met by April 1, 2004, Tenant may terminate this Lease by written notice to Landlord delivered by April 21 2004.

(iii) Tenant’s receipt of written confirmation, satisfactory to Tenant in its reasonable and good faith discretion, from the Stadium Authority that the Stadium Authority agrees with and will honor Tenant’s rights to the Executive Spaces and the Surface Lot Spaces, as described in Section 25 hereof. If this Contingency is not met by April 1, 2004, Tenant may terminate this Lease by written notice to Landlord given anytime prior to satisfaction of the Contingency.

(iv) Tenant’s receipt of the recognition agreement from the Master Landlord required by Section 49 (g). If this Contingency is not met on the day that Landlord enters into the Ground Lease, Tenant will notify Landlord in writing, and if the Contingency is not met within 30 days after such notice, Tenant may terminate this Lease by written notice to Landlord given anytime prior to satisfaction of the Contingency.

51.3 Multiple Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

THIS LEASE SHALL BECOME BINDING UPON LANDLORD ONLY WHEN FULLY EXECUTED BY BOTH PARTIES AND WHEN LANDLORD HAS DELIVERED A FULLY EXECUTED ORIGINAL OF THIS LEASE TO TENANT.

[SIGNATURE PAGES TO FOLLOW]

LANDLORD:

Continental North Shore II, L.P.

By:	Continental/North Shore Manager, LLC, an Ohio limited liability company, its General Partner

By:	/s/ DAVID SHEIDLOWER
David Sheidlower, Vice President/Secretary

TENANT:

DEL MONTE CORPORATION

By:	/s/ NILS LOMMERIN

Title:	EVP – Human Resources